Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote

DEVELOPMENT FUNDING AGREEMENT

This Development Funding Agreement (“Agreement”), made effective as of February 28, 2019 (the “Effective Date”), is by and between Apellis Pharmaceuticals Inc., a Delaware corporation, with a principal place of business at 6400 Westwind Way, Suite A, Crestwood, KY 40014, USA (“Apellis”), and SFJ Pharmaceuticals XI, L.P. (“SFJ”), an SFJ Pharmaceuticals Group company and limited partnership organized and existing under the laws of Delaware, having its principal place of business at 5000 Hopyard Road, Suite 330, Pleasanton, CA 94588, US (each, a “Party” and collectively, the “Parties”).

WHEREAS, SFJ is in the business of facilitating, among other things, the development and approval of pharmaceutical products and desires to provide financing for the development of the Product as a treatment of patients with paroxysmal nocturnal hemoglobinuria (“PNH”); and

WHEREAS, Apellis has rights to the Product, is conducting clinical trials of the Product in patients with PNH and would like to enter into an agreement with SFJ to enable SFJ to provide financing for the continued development of the Product.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1Defined Terms.  Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:

1.1.1“Account” is any “account” as defined in the UCC with such additions as such term may hereafter be made and includes, without limitation, all accounts receivable and other sums owing to Apellis.

1.1.2“Additional SFJ Funding” has the meaning ascribed to such term in Section 4.3.

1.1.3“Affiliate” means, with respect to a Person, a business entity under common control with, or controlling or controlled by, such Person, with “control” meaning direct or indirect ownership of 50% or more of the voting interest in the applicable Person, and in the case of a partnership, control of the general partner.

1.1.4“Alliance Manager” has the meaning ascribed to such term in Section 5.1.5.

1.1.5“Apellis” has the meaning ascribed to such term in the Preamble.

1.1.6“Apellis Confidential Information” means all Confidential Information provided and/or disclosed by or on behalf of Apellis or its Affiliates, agents or representatives to SFJ or its Affiliates, agents or representatives hereunder.  For clarity, Apellis Confidential Information will include any and all CMC Information.

1.1.7“Apellis Development Costs” means all costs incurred by Apellis in connection with the Development Program.

1.1.8“Apellis Disclosure Materials” means the financial statements and reports listed on Exhibit J.

1.1.9 “Apellis Indemnified Parties” has the meaning ascribed to such term in Section 12.1.1.

1.1.10“APL Intellectual Property” means all Intellectual Property owned or Controlled by Apellis.

1.1.11“APL Restricted Intellectual Property” means APL Intellectual Property that is necessary or useful for the manufacture, use, marketing, sale or import of APL 2.

1.1.12“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory Authorities), to the extent legally binding, that may be in effect from time to time in any country or regulatory jurisdiction of the Territory.  For clarity, Applicable Laws will include all laws, regulations and legally binding guidelines, including legally binding GCP, GLP, GMP and ICH guidelines applicable to the Trial.

1.1.13“Approval Payments” has the meaning ascribed to such term in Section 6.1.

1.1.14“Background Materials” has the meaning ascribed to such term in Section 2.5.

1.1.15“BLA” means a biologics license application or similar application, including any applications for Regulatory Approval, submitted to any Regulatory Authority for the purpose of obtaining Regulatory Approval to market and sell a pharmaceutical product in such jurisdiction.

1.1.16“Business Day” means a day that is not a Saturday, Sunday or a US federal holiday.

1.1.17“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the (a) the first Calendar Quarter shall begin on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date falls, and (b) the final Calendar Quarter shall end on the last day of the Term.

1.1.18“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, (a) the first Calendar Year shall begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date falls, and (b) the final Calendar Year shall end on the last day of the Term.

1.1.19“CFC” means a “controlled foreign corporation” as defined in the IRC.

1.1.20“Change of Control” means, with respect to either Party, at any time prior to the date of the first Regulatory Approval of the Product for PNH (a) a merger, reorganization or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or (c) the sale or other transfer of all or substantially all of such Party’s business or assets relating to the Product for use in the treatment of PNH, provided that a Licensing Transaction shall not constitute a Change of Control and a Change of Control will not be deemed to have occurred in the event that the Third Party in any of the foregoing transactions is a venture capital fund, pension fund, investment fund, commercial or investment bank, insurance company, or similar financial institution, in each case that is not then a controlled Affiliate of a company engaged in the development and/or commercialization of pharmaceutical or biotechnology products.

1.1.21“Claim” means any Third Party claim, demand, suit and/or cause of action.

1.1.22“Clinical Investigator” means the principal investigator at each Site.

1.1.23“Clinical Trial Registries” has the meaning ascribed to such term in Section 3.11.

1.1.24“CMC Information” means the chemistry, manufacturing and control information intended or required for the submission of a CTA.

1.1.25“Commercial Launch” means, with respect to the Product and a country in the Territory, the first sale to a Third Party of such Product in such country after Regulatory Approval in such country.

1.1.26“Commercialization” or “Commercialize” means the commercial manufacture, marketing, promotion, sale and/or distribution of the Product.  For clarity, Commercialization excludes all activities associated with development and seeking Regulatory Approval for the Product.

1.1.27“Commercially Reasonable Efforts” means with respect to the performance of activities under this Agreement by Apellis: reasonable, diligent, good-faith efforts to accomplish such objective as Apellis would normally use (and which are consistent with industry standards for companies of comparable size as that of Apellis) to accomplish a similar objective under similar circumstances for compounds or products owned by Apellis, or to which it has rights at similar stages in development or product life, and having similar commercial potential. "Commercially Reasonable Efforts" requires, with respect to a particular task or activity in making, using, selling, offering for sale, importing, exporting, developing (including seeking regulatory approvals or applicable pricing or reimbursement approvals) or otherwise commercializing the product, that Apellis: (i) promptly assign responsibility for such task or activity to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such task or activity; and (iii) make and implement decisions and allocate resources designed to advance progress with respect to such objectives in accordance with established timelines; provided however that, to the extent that the performance of Apellis’ obligations hereunder is adversely affected by SFJ’s failure to perform its obligations hereunder, the impact on Apellis of such performance failure will be taken into account in determining whether Apellis has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.1.28“Comparator” means Soliris® (eculizumab) in the case of the PEGASUS Trial and “standard of care” in the case of the PRINCE Trial.

1.1.29“Completion Date” means, as to the PEGASUS Trial or the PRINCE Trial, the earlier of the date upon which (i) the applicable final CSR has been prepared or (ii) such clinical trial or this Agreement has been terminated.

1.1.30“Confidential Information” means all information and materials provided and/or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, either Party or its Affiliates, agents or representatives to the other Party, its Affiliates, agents or representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions, as well as the terms and conditions of this Agreement which terms and conditions shall be deemed to be both SFJ

Confidential Information and Apellis Confidential Information.  For clarity, Confidential Information includes SFJ Confidential Information and Apellis Confidential Information.

1.1.31“Control” or “Controlled” means (a) for Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses and/or other rights thereunder and (b) for materials and documents, a Party’s ability to provide, or provide access to, such materials and/or documents, each without violating any contractual obligations to a Third Party.  For clarity, if a Party only can grant a license or sublicense and/or provide rights and/or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights and/or access.

1.1.32“Copyrights” means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.

1.1.33“CMC” means chemistry, manufacturing and controls.

1.1.34“CMO” means contract manufacturing organization.

1.1.35“CRO” means contract research organization.

1.1.36“CSR” means clinical study report, or other equivalent document or series of materials, constituting a summary report of the clinical and medical data resulting from a clinical trial comprised by the Trial and prepared for incorporation into submissions seeking Regulatory Approval for the Product, and includes all statistical analyses per Apellis’ statistical analysis plan.  Supplements to the CSR, including safety updates, may be prepared at a later stage, following Apellis’ instructions.

1.1.37“CTA” means a clinical trial application submitted to a Regulatory Authority, including an investigational new drug applications submitted to FDA, the submission of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in an applicable jurisdiction.

1.1.38“Data Room” means that certain electronic data room established by Apellis and to which SFJ and/or its advisors were granted access.

1.1.39“Designated European Countries” means [**].

1.1.40“Development Program” means a CMC, clinical and regulatory development program to be undertaken by Apellis to develop the Product for PNH, carry out the Trial and seek Regulatory Approval for the Product as set forth on Exhibit D.

1.1.41“Development Term” means the period commencing on the Effective Date and ending on the latest of (a) the Completion Date of the PEGASUS Trial, (b) the Completion Date of the PRINCE Trial, or (c) the date on which all efforts in pursuit of Regulatory Approval of the Product for PNH have been concluded.

1.1.42“Disclosing Party” has the meaning ascribed to such term in Section 10.1.

1.1.43“Dispute” has the meaning ascribed to such term in Section 15.10.

1.1.44“Effective Date” has the meaning ascribed to such term in the Preamble.

1.1.45“EMA” means the European Medicines Agency; provided that, if Apellis in its sole discretion elects to seek Regulatory Approval from a local Regulatory Authority in any Designated European Country, references in this Agreement to “EMA” shall be deemed to include references to such local Regulatory Authority, it being acknowledged that Apellis does not as of the Effective Date intend, and Apellis does not have any obligation under this Agreement, to seek Regulatory Approval in any Designated European Country from any Regulatory Authority other than the European Medicines Agency.

1.1.46“EU Approval Payments” has the meaning ascribed to such term in Section 6.1.

1.1.47“Excluded Licensing Transaction” means (i) a license or sublicense granted to an academic collaborator, service provider, contract research organization, contract manufacturer or similar Third Party that does not grant to such Third Party commercialization rights with respect to the Product, (ii) a license or sublicense not involving a grant of rights to the Product and that, prior to such time as Apellis has filed applications for Regulatory Approval with both FDA and EMA, does not grant a Third Party licensee commercialization rights for a product for PNH or (iii) a Licensing Transaction involving the grant of rights to the Product solely for use in the treatment of ophthalmic indications and where such Licensing Transaction under this clause (iii) will be structured to provide for (a) at least a [**]% profit split for Apellis or an effective royalty rate (disregarding customary contingencies for reductions to royalties due to royalties owed to Third Parties, patent expiration and generic competition) payable to Apellis of at least [**]% of net product sales or (b) payments to Apellis, including upfront payments, research and development funding, payments for equity and development and regulatory milestone payments, of at least $[**], which (in the case of (a) or (b)) would provide payments to Apellis that, together with the cash Apellis in good faith projects as of the execution date of such Licensing Transaction will otherwise have available to contribute to such development costs, would total an amount which equals or exceeds the then-remaining aggregate development costs anticipated to be incurred by Apellis as of the execution date of such Licensing Transaction for the completion of Apellis’ DERBY and OAKS clinical trials and CMC activities in order to obtain regulatory approval of Apellis’ product for the treatment of geographic atrophy by the FDA in the US and by the EMA in Europe, which good faith financial projections at the time of such Licensing Transaction are consistent with the latest of either (A) Apellis’ then-most-recent financial projections presented to the Board of Directors of Apellis or (B) Apellis’ then-most-recent publicly announced financial projections.

1.1.48“Executive Officers” means the executive officers of each of Apellis and SFJ identified on Exhibit E.

1.1.49“FDA” means the US Food and Drug Administration and any successor agency thereto.

1.1.50“Fundamental Breach by Apellis” shall mean Apellis’ (a) failure to use Commercially Reasonable Efforts to conduct its obligations under the Development Program and to complete the Trial, (b) failure to bear all Apellis Development Costs in excess of the Maximum SFJ Development Costs (and, if applicable, the Additional SFJ Funding), provided that Apellis’ ability to bear such Apellis Development Costs has not been materially adversely affected by SFJ’s failure to perform its obligations as set forth herein, (c) failure, following Trial Success, to use Commercially Reasonable Efforts (i) to file an application for Regulatory Approval with the FDA within [**] after the later of the date of the final database lock for the PEGASUS Trial or the date of the final database lock for the PRINCE Trial, and to file an application for Regulatory Approval with the EMA within [**] after the later of the date of the final database lock for the PEGASUS Trial or the date of the final database lock for the PRINCE Trial or (ii) following any such filing, to seek Regulatory Approval from FDA or EMA, as applicable (provided that Apellis’ failure to achieve the events listed in (a) and (c) shall not be deemed to be a Fundamental Breach by Apellis in the event that such failure is due to Program Failure, unless such Program Failure is due to gross negligence on the part of Apellis), or (d) material breach or default under the Penn Other Fields License that is not cured in a timely manner as set forth in the Penn Other Fields License and that has a material adverse effect on Apellis’ ability to satisfy its obligations under this Agreement.

1.1.51“Funding Date” has the meaning ascribed to such term in Section 4.2.

1.1.52“GAAP” means generally accepted accounting principles in the US, as consistently applied by the applicable Party.

1.1.53“GDP Note” means that certain $7,000,000 Promissory Note of Apellis dated as of October 19, 2017 in favor of Golda Darty Partners Société Anonyme.

1.1.54“Good Clinical Practices” or “GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for clinical trials on medicinal products in the EU; (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto; and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial Subjects.

1.1.55“Good Manufacturing Practices” or “GMP” means all applicable good manufacturing practices including, as applicable, (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice; (b) the principles detailed in the US Current Good Manufacturing Practices, 21 CFR Sections 210, 211, 601 and 610; (c) the Rules Governing Medicinal Product in the European Community, Volume IV Good Manufacturing Practice for Medicinal Product; (d) the principles detailed in the ICH Q7A guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.56“Government Official” is broadly defined as and includes: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (c) any non-US political party officer, employee, or person acting for or on behalf of a non-US political party or candidate for public office; (d) any employee or person acting for or on behalf of a public international organization; (e) all government employees and employees of state-owned enterprises; or (f) any person otherwise categorized as a government official under local law; where “government” is meant to include all levels and subdivisions of non-US governments (i.e., local, regional, or national and administrative, legislative, or executive).

1.1.57“Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.

1.1.58“ICH” has the meaning ascribed to such term in Section 1.1.54.

1.1.59“Indemnification Claim Notice” has the meaning ascribed to such term in Section 12.2.1.

1.1.60“Indemnified Party” has the meaning ascribed to such term in Section 12.2.1.

1.1.61“Indemnifying Party” has the meaning ascribed to such term in Section 12.2.1.

1.1.62“Initial EU Payment” has the meaning ascribed to such term in Section 6.1.

1.1.63“Initial Funding Date” has the meaning ascribed to such term in Section 4.2.

1.1.64“Initial US Payment” has the meaning ascribed to such term in Section 6.1.

1.1.65“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all US and foreign, (a) Patents; (b) Trademarks; (c) Copyrights; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; and (h) all applications and registrations for the foregoing.

1.1.66“IRB” means institutional review board, or its equivalent.

1.1.67“IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

1.1.68“JSC Chairperson” has the meaning ascribed to such term in Section 5.1.2.

1.1.69“JSC Representative(s)” has the meaning ascribed to such term in Section 5.1.1.

1.1.70“JSC” has the meaning ascribed to such term in Section 5.1.1.

1.1.71“Licensing Transaction” means (a) a license to a Third Party of any of the APL Restricted Intellectual Property in the US or Europe, (b) a sublicense to a Third Party of any of the APL Restricted Intellectual Property in the US or Europe or (c) a sale or transfer to a Third Party of any of the APL Restricted Intellectual Property in the US or Europe or an assignment of either of the Penn Licenses to a Third Party.

1.1.72“Losses” means liabilities, losses, costs, damages, fees and/or expenses (including reasonable legal expenses and attorneys’ fees) payable to a Third Party.

1.1.73“Manufacturing Dossier” has the meaning ascribed to such term in Section 3.9.

1.1.74“Material Adverse Event” means a change that has a material adverse effect on (i) the business, operations, or financial condition of Apellis, (ii) prospect of payment of the Approval Payments by Apellis, or (iii) the development of the Product for PNH or prospects for Regulatory Approval of the Product for PNH; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Event: (a) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (b) changes in the pharmaceutical or biotechnology industries in general; (c) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, sabotage, terrorism, military action or war (whether or not declared) or other force majeure events in the US or any other country or region in the world; or (d) any changes with respect to any product or product candidate of any Third Party or with respect to any product candidate of Apellis for any indication other than the Product for PNH and ophthalmology, which, in each case, does not have a materially disproportionate impact on Apellis compared to similarly situated competitors operating in the pharmaceutical or biotechnology industries.

1.1.75“Maximum SFJ Development Costs” has the meaning ascribed to such term in Section 4.1.1.

1.1.76“NDA” means a new drug application or similar application submitted to FDA for the purpose of obtaining Regulatory Approval to market and sell a pharmaceutical product in the US.

1.1.77“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

1.1.78“Patent” will mean patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

1.1.79“PEGASUS Trial” means Apellis’ Phase 3 clinical trial of the Product for PNH as set forth on Exhibit N.

1.1.80“Penn Licenses” means, collectively, the Amended and Restated Patent License Agreement between Apellis (as successor to Potentia Pharmaceuticals, Inc.) and the University of Pennsylvania dated March 28, 2008, as amended on October 14, 2009 (the “Penn Ophthalmic License”), and the Patent License Agreement dated as of March 28, 2008 by and between The Trustees of the University of Pennsylvania and Apellis (as successor to Apellis AG), as amended on September 11, 2009 (the “Penn Other Fields License”).

1.1.81“Permitted Third Party” means any Affiliate, CRO, Site, Clinical Investigator and/or Vendor to whom Apellis has delegated responsibility or engaged in connection with the Trial.  For clarity, Third Parties that have been delegated responsibility by or engaged by a Permitted Third Party will be considered Permitted Third Parties.

1.1.82“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

1.1.83“Personally Identifiable Information” means any information relating to an identified or, in combination with other information, identifiable person or persons captured in an electronic or hardcopy format, including such information as it relates to clinical trial subjects (including key-coded patient data), physicians, clinicians, healthcare professionals, consultants, or other persons participating in the Trial, and any equivalent definition in the Applicable Laws to the extent that such definition is broader than that provided here.

1.1.84“Phase 3 Milestone” shall mean that the pre-specified primary endpoint for the PEGASUS Trial has been achieved with statistical significance.  The achievement of the Phase 3 Milestone shall be determined after the preparation of the final CSR for the PEGASUS Trial.

1.1.85“Pre-Approval Commercialization Activities” has the meaning ascribed to such term in Section 4.4.

1.1.86“PRINCE-Only Royalty” has the meaning ascribed to such term in Section 6.2.

1.1.87“PRINCE Trial” means Apellis’ Phase 3 clinical trial of the Product for PNH as set forth on Exhibit O.

1.1.88“Product” means the product as described on Exhibit A, also known as APL-2.

1.1.89“Program Failure” means any of the following events:  (a) the applicable Regulatory Authorities in both the US and the Designated European Countries (i) impose a clinical hold on further development of the Product, which clinical hold is not lifted or removed within [**] or (ii) recommend termination of the Trial and such recommendation is not lifted within [**]; or (b) the mutual agreement of the Parties that, based on data from the Trial, the Product has failed to achieve the Phase 3 Milestone and will not be able to achieve Regulatory Approval by either the FDA or the EMA.

1.1.90“Protocol” means the clinical trial protocols for a clinical trial comprised by the Trial, as may be modified from time to time as permitted hereunder.

1.1.91“Receiving Party” has the meaning ascribed to such term in Section 10.1.

1.1.92“Regulatory Approval” means the approval (a) of an NDA or BLA by FDA in the US or (b) of a marketing approval application (MAA) by EMA, in each case ((a) and (b)) for the Product for the treatment of PNH.

1.1.93“Regulatory Authority” means, in a particular country or regulatory jurisdiction in the Territory, any applicable Governmental Authority involved in granting approval to initiate or conduct clinical testing in humans, for Regulatory Approval, including (a) FDA and (b) EMA and for each of (a) and (b), including any successor thereto.

1.1.94“Research Results” means all data, results, information, analyses, discoveries, inventions and know-how arising, or resulting from, the Trial and/or the CMC activities contemplated by the Development Program and/or the exercise by, or on behalf of, Apellis of its rights and obligations hereunder.

1.1.95“Serious Safety Issue” means any SUSAR or series of SUSARs directly related to or caused by the administration of the Product in the conduct of the Trial where such SUSAR or series of SUSARs substantially diminishes the probability of receiving Regulatory Approval for the Product, or results in a Regulatory Authority imposing a clinical hold on further development of the Product which clinical hold is not lifted or removed within [**].

1.1.96“SFJ” has the meaning ascribed to such term in the Preamble.

1.1.97“SFJ Confidential Information” means all Confidential Information provided and/or disclosed by, or on behalf of, SFJ or its Affiliates, agents or representatives to Apellis or its Affiliates, agents or representatives hereunder.

1.1.98“SFJ Development Costs” means the amount of funding paid to Apellis by SFJ hereunder.

1.1.99“SFJ Indemnified Parties” has the meaning ascribed to such term in Section 12.1.2.

1.1.100 “Site” means each clinical trial site for the Trial.

1.1.101 “Subject” means a human subject participating in the Trial.

1.1.102 “SUSAR” means a suspected unexpected serious adverse reaction, without regard to causality, that is life-threatening (i.e., causes an immediate risk of death) or that results in any of the following outcomes: death; in-patient hospitalization or prolongation of existing hospitalization; persistent or significant disability or incapacity (i.e., substantial disruption of the ability to conduct normal life functions); or a congenital anomaly or birth defect.  For clarity, a planned medical or surgical procedure is not, in itself, a SUSAR.

1.1.103“SVB Collateral” means “Collateral” as defined in the SVB Loan Agreement.

1.1.104“SVB Loan Agreement” means that certain Loan and Security Agreement dated as of October 20, 2017 between Silicon Valley Bank and Apellis.

1.1.105“SVB Loan” means the $20,000,000 term loan evidenced by the SVB Loan Agreement.

1.1.106“Term” has the meaning ascribed to such term in Section 14.1.

1.1.107“Territory” means [**].

1.1.108“Third Party” means any Person other than Apellis, SFJ and their Affiliates.

1.1.109“Third Party Infringement” means any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Intellectual Property Controlled by Apellis that relates to this Agreement and/or the Product, including the Trial Inventions.

1.1.110“Trademarks” means, collectively, all registered and unregistered marks, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, selected for use on the Product.

1.1.111“Trial” means, collectively, the PEGASUS Trial and the PRINCE Trial.

1.1.112“Trial Inventions” has the meaning ascribed to such term in Section 11.1.1.2.

1.1.113“Trial Success” shall mean (a) the achievement of the Phase 3 Milestone in the PEGASUS Trial and (b) the absence of any Serious Safety Issue in either of the PEGASUS Trial or the PRINCE Trial that substantially diminishes the probability of receiving Regulatory Approval in both the US and the Designated European Countries.

1.1.114“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the SFJ Security Interest on any SFJ Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

1.1.115“US Approval Payments” has the meaning ascribed to such term in Section 6.1.

1.1.116“US” or “USA” means the US of America, its territories and possessions, including Puerto Rico.

1.1.117“Vendor” has the meaning ascribed to such term in Section 2.4.2.

1.2Construction.  For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement.

1.3Conflicts.  In the event of any conflict between the terms of this Agreement, the Protocol and/or any other Exhibit, the Protocol will control (as applicable), followed by the terms of this Agreement, and followed by any applicable other Exhibit.

ARTICLE 2

THE DEVELOPMENT PROGRAM

2.1The Development Program.

2.1.1Efforts.  Apellis will use Commercially Reasonable Efforts to conduct and complete the Development Program in the Territory at its expense in accordance with this Agreement (subject to SFJ performing its obligations as set forth herein).

2.1.2Compliance with Laws.  Apellis shall perform its development obligations in material compliance with all Applicable Laws.

2.2Changes to the Development Program.  The Development Program may be updated from time-to-time as reasonably determined by Apellis to be necessary or desirable, provided that in no event may Apellis amend or change the Protocol Specifications set forth on Exhibit K without the written consent of SFJ in its sole discretion.  Apellis will give reasonable consideration to SFJ’s suggestions relating to the development of the Product, including suggestions for changes to the Development Program.  Apellis will provide the JSC with summaries of material changes to the Development Program at JSC meetings as described in Article 5.  Notwithstanding the foregoing, any changes to the Development Program requiring the approval of the JSC pursuant to Section 5.2.2 shall be subject to approval by the JSC pursuant to such Section.

2.3Compliance.  Apellis represents and warrants that, prior to the Effective Date, (a) it has conducted all preclinical and clinical activities related to the development of the Product for PNH in material compliance with Applicable Laws, and (b) to Apellis’ knowledge, all Third Parties utilized by Apellis to perform any portion of the preclinical and clinical activities have conducted such portion of such preclinical activities in material compliance with Applicable

Laws.   Apellis will conduct the Development Program and perform all other responsibilities hereunder in material compliance with all Applicable Laws.

2.4CROs and Vendors.

2.4.1CROs.  Apellis may delegate any of its responsibilities to its Affiliates (subject to Section 15.1) and/or one (1) or more CROs.  CROs performing any material aspect of the Trial as of the Effective Date are listed in Exhibit B.

2.4.2 Vendors.  Apellis may use any of its Affiliates, CMOs or other Third Party providers to provide the services, equipment, tools, materials and supplies required for the Trial or to obtain Regulatory Approval (each, a “Vendor”).  Vendors providing material services, equipment, tools, materials and supplies for the Trial as of the Effective Date are listed in Exhibit C.

2.4.3Responsibility.  Apellis shall use Commercially Reasonable Efforts to oversee the activities of its Vendors.  For clarity, Apellis will remain primarily responsible for all its obligations under this Agreement, notwithstanding any delegation to an Affiliate or a CRO and/or contracting with a Vendor, as if Apellis had not so delegated and/or contracted with respect to such responsibilities.

2.5Background Materials.  During the Development Term, Apellis will reasonably promptly provide SFJ with copies of material documents, data and information Controlled by Apellis which are reasonably requested by SFJ and reasonably useful or necessary for SFJ to evaluate the Product and Development Program (the “Background Materials”).  For clarity, Apellis will remain the sole owner of, and will retain all right, title and interest in, to and under all Background Materials, including all Intellectual Property related thereto, and subject to Article 11, the Background Materials will be Apellis Confidential Information.  For the avoidance of doubt, Background Materials shall be Confidential Information of Apellis and subject to the restrictions set forth in Article 11.

ARTICLE 3

DEVELOPMENT PROGRAM RESPONSIBILITIES

3.1Oversight of Third Parties.  During the Development Term, Apellis will use Commercially Reasonable Efforts to oversee the manufacture of the Product and other services of the Permitted Third Parties.

3.2IRBs and Ethics Committees.

3.2.1Apellis will use Commercially Reasonable Efforts to obtain required approvals of Protocol amendments and informed consent document revisions from the applicable IRBs and ethics committees during the Trial.

3.2.2Apellis will provide all ethics committees, including all IRBs, and Regulatory Authorities, with all necessary documentation during the course of the Trial as required by Applicable Law.

3.2.3Apellis will be solely responsible for responding to all queries from the IRBs and other ethics committees.  Apellis will prepare the applicable response and provide the JSC with a copy thereof if it has a material impact on the conduct of the Trial.

3.2.4Trial Oversight and Committees.  Apellis, with the support of the designated CRO(s), will use Commercially Reasonable Efforts to manage and oversee the Trial.

3.3Final Clinical Study Report.  Apellis will use Commercially Reasonable Efforts to prepare the final CSRs for the Trial.  The final CSRs will be prepared by Apellis in material compliance with Applicable Laws, including ICH E3 guidelines, to ensure that the final CSRs meet, in all material respects, applicable standards to enable submission of applications for Regulatory Approval of the Product to FDA and EMA.  The final CSRs will be promptly provided to the JSC.

3.4Completion of the Trial.  Apellis will use Commercially Reasonable Efforts to keep the Sites operational, as reasonably necessary or desirable in order to complete the Development Program.

3.5Apellis Efforts to Obtain Regulatory Approval.  Apellis will inform the JSC at JSC meetings of substantial matters pertaining to the Development Program, including summaries of Research Results and material communications with Regulatory Authorities.  Apellis will use Commercially Reasonable Efforts (a) to file an application for Regulatory Approval with the FDA within [**] after the later of the date of the final database lock for the PEGASUS Trial or the date of the final database lock for the PRINCE Trial and to file an application for Regulatory Approval with the EMA within [**] after the later of the date of the final database lock for the PEGASUS Trial or the date of the final database lock for the PRINCE Trial and (b) following any such filing, to seek Regulatory Approval from FDA or EMA.

3.6Safety Information Exchange.  Apellis will report to the JSC any Serious Safety Issue for which reporting is required under this provision.  Such Serious Safety Issues are to be reported for (i) Subjects who receive the Product or (ii) individuals otherwise exposed to the Product.  Apellis shall promptly report Serious Safety Issues to the JSC.

3.7Product.

3.7.1Supply of the Product. Apellis will use Commercially Reasonable Efforts to supply or have supplied such quantities of the Product that conform in all material respects to the applicable release specifications that are necessary to conduct the Trial. The current manufacturer of the Product is set forth on Exhibit L (the “Manufacturer”).

3.7.2Supply of Comparator.  Apellis will use Commercially Reasonable Efforts to obtain, in a timely manner, all quantities of Comparator required to conduct the Trial in accordance with Section 2.1.1.

3.7.3Complaints Related to the Product.  Apellis will use Commercially Reasonable Efforts to investigate and resolve complaints that it receives related to the Product.

3.7.4Recall of the Product in Connection with Trial Prior to Approval.  If the Product is recalled after commencement of the Trial and prior to the first Regulatory Approval from FDA and EMA, Apellis will be responsible for the operational execution of such recall in connection with the Trial.  The costs for such a recall will be at Apellis’ expense.

3.8Compliance with Laws.  For clarity, with respect to the Product and/or Comparator (as applicable), Apellis will materially comply, and Apellis will require that all Permitted Third Parties materially comply, with all Applicable Laws with respect to the analysis, storage, handling, disposal and transfer of the Product and/or Comparator (as applicable).

3.9CTAs and Manufacturing Dossiers. Apellis will be responsible for preparing and submitting any CTA and amendment thereto to Regulatory Authorities as required by Applicable Laws in the countries for which Sites have been selected. Apellis will prepare the CMC Information (the “Manufacturing Dossier”) and any updates to this information and submit it to the applicable Regulatory Authority as required by Applicable Laws.

3.10Communications with Regulatory Authorities.  Apellis will have sole responsibility for all communications with Regulatory Authorities with respect to the Trial and SFJ will not communicate with Regulatory Authorities.  Notwithstanding the foregoing, or anything else contained herein to the contrary, Apellis agrees that the CEO or the CMO of SFJ shall be entitled to participate on a silent basis in all meetings with the FDA and the EMA during the Term and, to the extent practicable, SFJ shall be given the opportunity to review pre-meeting briefing materials.  Apellis will provide the JSC and SFJ with copies of the minutes of all of the aforementioned meetings within [**] after Apellis receives the final minutes from the applicable Regulatory Authority.

3.11Clinical Trial Registries.  Apellis will be responsible for registering, maintaining and updating any registries pertaining to the Trial to the extent required by any Applicable Laws, including www.clinicaltrials.gov, www.clinicalstudyresults.org, and the PhRMA Website Synopsis (collectively, the “Clinical Trial Registries”).

3.12Disclosures by Apellis. During the Development Term, Apellis shall provide SFJ at meetings of the JSC (or in advance of such meetings as part of the information that may be distributed to JSC members prior to such meetings or, if no such meeting is held in a [**], directly to SFJ) at least [**] with summaries of all data known to Apellis material to obtaining Regulatory Approval, and material Product safety data in all indications (including but not limited to Serious Safety Issues), including such material data relating to efficacy, clinical sites, patient enrollment and drop-out rates, CMC and other material manufacturing data, material communications with regulatory authorities, and summaries of APL Intellectual Property with regard to the Product for the treatment of PNH (“APL-2 Data”).  In addition, Apellis shall (a) provide SFJ with the Apellis Disclosure Materials as set forth in Exhibit J, (b) promptly notify SFJ of Trial Success following achievement thereof and (c) on or prior to the date that is [**] before each Funding Date subsequent to the Initial Funding Date, certify to SFJ in writing that, except as may otherwise be set forth in such writing, Apellis does not have data or information that Apellis reasonably believes evidences the occurrence of a Material Adverse Event since the immediately prior Funding Date. At least [**] during the Term, upon SFJ’s request, Executive Officers of Apellis shall meet with Executive Officers of SFJ to review and discuss Apellis’ financial condition and operations.

ARTICLE 4

APELLIS DEVELOPMENT COSTS

4.1Development Costs.

4.1.1SFJ will be obligated to pay One Hundred Twenty Million U.S. Dollars ($120,000,000.00) (“Maximum SFJ Development Costs”) to Apellis in accordance with the funding schedule set forth in Section 4.2. Subject to Section 4.3, any Apellis Development Costs in excess of the Maximum SFJ Development Costs will be borne by Apellis.

4.1.2Notwithstanding anything else in this Agreement to the contrary, in no event shall SFJ be obligated to make any payment (other than the initial payment of Sixty Million U.S. Dollars ($60,000,000.00)) to Apellis until such time (and without including the amount of such payment) as Apellis shall have cash balances (excluding restricted cash balances that are not available for such use) that equal or exceed the cash requirements of Apellis to conduct normal operations and fund on-going clinical trials (including its obligations to conduct clinical trials hereunder) from the time such funding will be paid for the following ten (10) months in accordance with Apellis’ cash flow financial projections prepared at such time in good faith and consistent with Apellis’ then-most-recent financial projections presented to the Board of Directors of Apellis.

4.2Funding Schedule.  SFJ will pay to Apellis the amounts of Apellis Development Costs set forth in the table below on or before (but not earlier than [**] before) the corresponding funding dates (each, a “Funding Date”) set forth in the table below.  Notwithstanding the foregoing, in no event shall SFJ be obligated to pay to Apellis the Apellis Development Costs for a Funding Date as set forth below until [**] after the date Apellis shall have notified SFJ that Apellis has achieved the corresponding milestone listed on Exhibit M (if any) for such Funding Date and all preceding Funding Dates.

Funding Schedule:

To be paid on or before the Initial Funding Date	To be paid on or before [**]	To be paid on or before [**]	To be paid on or before [**]	Total
$60 Million	$20 Million	$20 Million	$20 Million	$120 Million

The initial payment of Sixty Million U.S. Dollars ($60,000,000.00) set forth in the table above shall be payable on or before the date (the “Initial Funding Date”) that is the latest of (i) [**], (ii) [**] after the date on which Apellis shall have notified SFJ of the date on which Apellis will, subject to SFJ’s concurrent payment of such funding payment, satisfy Apellis’ obligations in Section 7.4 or (iii) the date on which all of Apellis’ obligations in Section 7.4 are satisfied.

For avoidance of doubt, if any of the amounts set forth in the table above is not paid as scheduled for the reason set forth in Section 4.1.2, SFJ shall pay such amount to Apellis within [**] after Apellis notifies SFJ in writing that Apellis has met the condition for funding set forth in such provision.

4.3Additional SFJ Funding.  Apellis may request, at any time after the earlier of (a) the earliest date as of which Apellis has reviewed the database containing the sixteen (16)-week interim data from the PEGASUS Trial and confirmed that no further changes will be made prior to conducting analyses of such Research Results and (b) March 31, 2020, that SFJ fund an additional Fifty Million Dollars ($50,000,000) of Apellis Development Costs (“Additional SFJ Funding”), which SFJ may agree to fund or not in its sole discretion.

4.4Pre‑Commercialization Costs.  During the Term, Apellis will be solely responsible at its own cost for performing those activities reasonably necessary to prepare for Commercial Launch of the Product in the Territory (the “Pre-Approval Commercialization Activities”). Such Pre-Approval Commercialization Activities may include at Apellis’ sole discretion creating educational or marketing materials, establishing distribution channels and designing packaging and labeling, in each case for as reasonably necessary to Commercialize the Product in the Territory.

ARTICLE 5

GOVERNANCE

5.1Joint Steering Committee.

5.1.1Representatives.  Within [**] after the Effective Date, the Parties will establish a joint steering committee to oversee and manage the collaboration (the “JSC”).  Each Party initially will appoint [**] representatives to serve as representatives to the JSC (the “JSC Representatives”), with each JSC Representative having knowledge and expertise regarding developing products similar to the Product and sufficient decision-making authority within the applicable Party to make decisions on behalf of such Party within the scope of the JSC’s decision‑making authority and, if any such representative is not an employee of the appointing Party, such representative shall execute a confidentiality agreement in form and substance acceptable to the other Party (and, for the avoidance of doubt, the appointing Party shall remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations).  Each Party may replace its JSC Representatives at any time upon written notice to the other Party.

5.1.2Chairperson.  The JSC chairperson (“JSC Chairperson”) shall be designated from the Parties’ JSC Representatives and shall serve for a term of one (1) year.  [**] shall appoint the first JSC Chairperson and subsequent appointments will rotate on an annual basis between Apellis and SFJ.  The JSC Chairperson will be responsible for drafting and circulating its Party’s draft agenda and ensuring minutes are prepared by its respective Party.

5.1.3Meetings.  From the Effective Date, through the date of the Regulatory Approval in both the US and the EU, the JSC will meet at least [**] (and for clarity, such meetings are intended to be conducted via teleconference) unless the Parties mutually agree otherwise.  Either Party may call a special meeting of the JSC (by videoconference or teleconference) during the Development Term by providing at least [**] prior written notice to the other Party, which notice shall include a reasonably detailed description of the matter, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.

5.1.4Participants.  The JSC may invite individuals who are not JSC Representatives to participate in JSC meetings; provided that (a) all [**] JSC Representatives of both Parties consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party shall remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations).  For clarity, such non-members will have no voting rights at the JSC.

5.1.5Alliance Managers.  Each Party shall appoint an individual to act as an alliance manager for such Party (each, an “Alliance Manager”) by providing the name and contact information for the Alliance Manager to the JSC.  Each Party may change its Alliance Manager from time to time in its sole discretion upon written notice to the JSC.  The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by the Agreement, and the Parties shall use reasonable efforts to ensure that any requests for information and data made outside of the JSC are made through the Alliance Mangers.  The Alliance Managers shall attend all meetings of the JSC. For clarity, the Alliance Managers may also be members of the JSC.

5.1.6Costs.  Each Party will bear its own expenses relating to the meetings and activities of the JSC.

5.2JSC Responsibilities and Decision-Making.

5.2.1Responsibilities (Review and Discuss).  The JSC’s responsibilities will include reviewing and discussing (but not approving) the following:

5.2.1.1Oversight of the Parties’ collaboration for PNH including (i) overall strategic direction, (ii) developing strategies to maximize the value of the Product for the treatment of PNH, and (iii) reviewing and commenting on the Development Program and Regulatory Approval strategies;

5.2.1.2material changes in the Development Program, including changes required by, or made to respond to comments from, a Regulatory Authority, that do not require approval pursuant to Section 5.2.2;

5.2.1.3the activities related to, the progress of, and the costs incurred in connection with, the Development Program;

5.2.1.4summaries of the Research Results;

5.2.1.5Apellis’ forecast of the estimated timeline (on at least a [**] basis) for its development activities with respect to the Product for PNH;

5.2.1.6the addition to the Development Program of any new clinical trial testing the efficacy of the Product for PNH; and

5.2.1.7any other matters the Parties mutually agree will be, or are expressly provided in this Agreement to be, reviewed and discussed by the JSC.

5.2.2Responsibilities (Review and Approve).  The JSC’s responsibilities will include reviewing and approving (in each case, such approval not to be unreasonably withheld, conditioned or delayed) the following:

5.2.2.1any change in the Development Program that is not required by, or made to respond to comments from, a Regulatory Authority, that would materially decrease the likelihood of obtaining or materially increase the timeline for obtaining a Regulatory Approval in the US or the EU, and that is:

(a)a change to the lead indication of the Trial (i.e., PNH);

(b)a change to any primary or secondary endpoint or the ordering of secondary endpoints of the Trial as set forth on Exhibit K;

(c)a material change to the statistical analysis plan or reduction of the statistical powering of the Trial as set forth in the applicable Protocols;

(d)the substitution or addition of any arms in the Trial;

(e)any material change to the inclusion criteria or exclusion criteria with respect to the Trial as set forth in the applicable Protocol; or

(f)any change from the Manufacturer or any material changes to the manufacturing process for either (i) the drug substance utilized in the Product or (ii) the final Product that, in either case, will be used in the Trial; or

5.2.2.2any other matters the Parties mutually agree will be, or are expressly provided in this Agreement to be, reviewed and approved by the JSC.

5.2.3Limitation on Authority.  Notwithstanding anything to the contrary set forth in this Agreement, the JSC will have no authority to (x) amend, modify or waive compliance with this Agreement, or (y) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.

5.2.4Decision-Making.  Apellis shall retain sole decision-making authority over all matters within the scope of the JSC’s oversight other than the matters described in the foregoing Section 5.2.2.  The unanimous approval of the JSC will be required with respect to all matters within its decision-making authority as described in the foregoing Section 5.2.2.  The JSC Representatives of each Party will collectively have one (1) vote (with the result that each Party (rather than the individual JSC Representatives) has one vote).  If the JSC cannot reach consensus on an issue for which it has decision-making authority, then Apellis shall have the final decision-making authority, provided that if SFJ disagrees with any such Apellis decision with regard to any of the matters set forth in Section 5.2.2, SFJ shall have the right to terminate this Agreement as provided in Section 14.2.10.

5.3Reports to be Provided to the JSC.

5.3.1Progress Reports.  Except as may otherwise be agreed by the Parties, at each JSC meeting Apellis will provide an update on the progress of the Trial and progress toward obtaining Regulatory Approvals from FDA and EMA.  Apellis shall promptly inform the JSC of the achievement of the Phase 3 Milestone and of Trial Success.

5.3.2Additional Matters on Which Apellis Shall Report.  In addition to the matters specified in Section 5.3.1 above, Apellis shall report on any material developments with respect to the matters set forth on Exhibit G.

ARTICLE 6

PAYMENTS TO SFJ

6.1Regulatory Approval Following Completion of the Trial.  Following Regulatory Approval by:  (i) the FDA, Apellis will pay to SFJ an initial payment in the amount set forth below to be made within [**] after the date of the first Regulatory Approval by the FDA based upon the date of such Regulatory Approval as shown on the table below (the “Initial US Payment”) and annual payments in the amounts set forth below on or before each applicable anniversary of the date of the applicable Regulatory Approval (the “US Approval Payments”) (in millions of US Dollars); and/or (ii) the EMA, Apellis will pay to SFJ an initial payment in the amount set forth below to be made within [**] after the date of the first Regulatory Approval by the EMA based upon the date of such Regulatory Approval as shown in the table below (the “Initial EU Payment”) and annual payments in the amounts set forth below on or before each applicable anniversary of the date of the applicable Regulatory Approval (the “EU Approval Payments”) (in millions of US Dollars).  The Initial US Payment, Initial EU Payment, US Approval Payments and EU Approval Payments are collectively referred to as the “Approval Payments,” and shall be subject to adjustment as provided in Section 6.2.

Approval Period	Approval Region	Initial Payment	First Anniversary	Second Anniversary	Third Anniversary	Fourth Anniversary	Fifth Anniversary	Sixth Anniversary	Total Payments
On or before Apr. 30, 2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
May-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
Jun-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
Jul-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
Aug-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
Sep-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
Oct-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
Nov-2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
On or after Dec. 1, 2021	US	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00
	EU	2.50	[**]	[**]	[**]	[**]	[**]	[**]	195.00

Values are in millions of US Dollars

6.2Payment Adjustments.  In the event that the actual funding paid to Apellis by SFJ hereunder (including any additional amounts paid by SFJ pursuant to Section 4.3) is lower or greater than One Hundred Twenty Million U.S. Dollars ($120,000,000.00), the Approval Payments will be multiplied by a fraction, the numerator of which is equal to such actual funding paid to Apellis by SFJ hereunder and the denominator of which is equal to One Hundred Twenty Million U.S. Dollars ($120,000,000.00). In the event that SFJ pays to Apellis the Additional SFJ Funding in accordance with Section 4.3, for purposes of the foregoing adjustment, [**] U.S. Dollars ($[**]) of such Additional SFJ Funding shall be allocated to the calculation of the US Approval Payments and [**] U.S. Dollars ($[**]) of such Additional SFJ Funding shall be allocated to the calculation of the EU Approval Payments.  If Apellis obtains Regulatory Approval based on data from the PRINCE Trial after a termination of this Agreement pursuant to Section 14.2.3, then, for purposes of Section 14.3.3, the Approval Payment schedule set forth above in Section 6.1 shall be replaced in its entirety with a royalty (the “PRINCE-Only Royalty”) equal to [**], which royalty shall be payable until the earlier of such time as the cumulative royalty amounts paid by Apellis to SFJ reach three hundred ninety million dollars ($390,000,000) or such time as Apellis and its Affiliates, licensees, sublicensees and transferees have permanently discontinued all Commercialization of systemic formulations of the Product.  For purposes of the foregoing royalty formula, [**].

6.3Method and Timing of Payment.  The US and/or EU Approval Payments to SFJ will be due and payable as of the applicable annual anniversary of the date of the applicable Regulatory Approval or (if applicable) the PRINCE-Only Royalty will be due and payable [**] after the end of each [**]. Such payments will be made by wire transfer to SFJ’s account that SFJ may reasonably designate by written notice to Apellis.  Apellis will provide SFJ with written notice of each wire transfer to SFJ’s account. All amounts payable and calculations under this Agreement shall be in US dollars.

6.4Late Payments.  If either Party fails to pay any amount due under this Agreement on the due date therefore, then, without prejudice to any other remedies that other Party may have, that amount will bear interest from the due date until payment of such amount is made, both before and after any judgment, at a rate equal to:  (a) for the first [**] following the due date until payment of such amount is made, the [**] U.S. dollar prime rate effective for the date that payment was due, as reported by Bloomberg plus [**] percent ([**]%), (b) for the next [**] following the due date until payment of such amount is made, the [**] U.S. dollar prime rate effective for the date that payment was due, as reported by Bloomberg plus [**] percent ([**]%) and (c) thereafter, [**] percent ([**]%) per annum; in each case ((a), (b), and (c)) computed on the basis of a year of 360 days for the actual number of days payment is delinquent or if such rate exceeds the maximum amount permitted by Applicable Law, at such maximum rate.

6.5Taxes.  The Parties hereby acknowledge and agree that (a) no withholding or similar taxes will be imposed or levied on account of any payment made under this Agreement, unless such withholding or similar tax becomes payable due to the assignment of this Agreement or any payment obligation hereunder (to the extent permitted) by SFJ to an Affiliate or Third Party, the re-domiciling of SFJ outside the US or any other circumstance that results in SFJ no longer being a US Person for tax purposes and (b) to the extent that there is a change in Applicable Laws at any time during the Term such that withholding or other additional potential taxes may be imposed or levied on account of the payment of any amounts under this Agreement, then the Parties shall use reasonable and legal efforts to mitigate the amount of such taxes that would need to be withheld and/or paid.

6.6Tax Cooperation.  The Parties will cooperate and produce on a timely basis any tax forms or reports, including any IRS Forms W-8BEN or W-9, as applicable, reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party will provide to the other Party any tax forms that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide to the other Party any tax forms at least [**] prior to the due date for any such payments. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Each Party will provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to tax payments made with respect to amounts paid or payable to such other Party under this Agreement.

6.7Buyout Option.  At any time following the receipt of a Regulatory Approval, Apellis shall have the right to make one-time (with respect to each of the US and the EU) cash payments (each, a “Buyout Payment”) in lieu of all or a portion (but not, in the case of any such partial buyout, less than the lesser of (a) [**] percent ([**]%) of the Approval Payments (other than the PRINCE-Only Royalty, which, unless otherwise agreed by the Parties, shall not be subject to Apellis’ buyout right) unpaid as of the time of the first such Buyout Payment or (b) the remaining portion of the unpaid Approval Payments that had not previously been bought out) of future, unpaid Approval Payments with respect to the US or EU, as applicable (other than any then past-due Approval Payments, which shall remain immediately due and payable) payable pursuant to Section 6.1 as a result of such Regulatory Approval (such Approval Payments, the “Payment Stream”) by written notice (the “Buy-Out Notice”) delivered to SFJ no later than [**] prior to the due date for the next installment of the Payment Stream, which written notice shall set forth the amount of the applicable Buyout Payment, the proposed date of closing (which shall occur within [**] after the date of the Buy-Out Notice and be no later than [**] before the due date for the next installment of the Payment Stream), and the calculation of the Buyout Payment in reasonable detail based upon the proposed closing date. The Buyout Payment will be calculated as follows:

[**]

Each Buyout Payment will be payable in one installment in cash at the closing to an account specified by SFJ.  The discount rate used to calculate each Buyout Payment shall be as follows: (i) if the Buy-Out Notice is delivered to SFJ within ninety (90) days following the applicable Regulatory Approval, the discount rate shall be six percent (6.0%), or (ii) if the Buy-Out Notice is delivered to SFJ after ninety (90) days following the date of applicable Regulatory Approval, the discount rate shall be five percent (5.0%).

ARTICLE 7

SECURITY INTEREST

7.1Grant of Security Interest. As security for the payment and performance of the Apellis Obligations, Apellis hereby grants to SFJ, effective upon Apellis’ receipt of the initial funding payment by SFJ of Sixty Million U.S. Dollars ($60,000,000.00) set forth in the table in Section 4.2, a security interest in all of Apellis’ right, title and interest (excluding any leasehold interest) in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including all accounts, books and records, chattel paper, commercial tort claims, deposit accounts, documents, equipment (including all fixtures), general intangibles (except as otherwise provided below), instruments, inventory, investment property, letter-of-credit rights, other goods, money and all products, proceeds and supporting obligations of any and all of the foregoing (collectively, the “SFJ Collateral”).  This Agreement shall create a continuing security interest in the SFJ Collateral which, subject to earlier termination as set forth in Section 14.3.11, shall remain in effect until all Apellis Obligations have been paid or satisfied. Anything herein to the contrary notwithstanding, in no event shall the SFJ Collateral include, and Apellis shall not grant and shall not be deemed to have granted a security interest in, any of Apellis’ right, title or interest in (a) any of the outstanding voting capital stock or other ownership interests of a CFC in excess of 65% of the voting power of all classes of capital stock or other ownership interests of such CFC entitled to vote; provided that (i) immediately upon the amendment of the IRC to allow the pledge of a greater percentage of the voting power of capital stock or other ownership interests in a CFC without adverse tax consequences, the SFJ Collateral shall include, and Apellis shall be deemed to have granted a security interest in, such greater percentage of capital stock or other ownership interests of each CFC; and (ii) if no adverse tax consequences to Apellis shall arise or exist in connection with the pledge of any CFC, the SFJ Collateral shall include, and Apellis shall be deemed to have granted a security interest in, such CFC; or (b) any (i) APL Intellectual Property or (ii) license agreement under which Apellis Controls APL Intellectual Property (including the Penn Licenses); provided, however, that the SFJ Collateral shall include all Accounts and all proceeds of APL Intellectual Property (including proceeds of the Penn License).

7.2Priority of Security Interest.  Apellis represents, warrants and covenants that, subject to fulfilment of Apellis’ obligations under Section 7.4 and SFJ making any filings necessary to achieve such perfection, the security interest granted to SFJ pursuant to this Article 7 (the “SFJ Security Interest”) commencing on the Funding Date shall be and shall at all times thereafter continue to be a first priority perfected security interest in the SFJ Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to the SFJ Security Interest and subject to the obligations set forth in Section 7.4).

7.3Authorization to File Financing Statements.  Apellis hereby authorizes SFJ, on or after the Funding Date, to file financing statements, without notice to Apellis, with all appropriate jurisdictions to perfect or protect the SFJ Security Interest, including a notice that any disposition of any SFJ Collateral by Apellis shall be deemed to violate the rights of SFJ under the UCC.  Such financing statements may indicate the SFJ Collateral as substantially the same as the SFJ Collateral described in Section 7.1 or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in SFJ’s discretion; provided, however, that any such filing shall reference the exclusions specified in Section 7.1, including the exclusions of APL Intellectual Property and the Penn Licenses, from the SFJ Collateral.

7.4Subordination or Payoff of SVB Loan and GDP Note.  On or before the Initial Funding Date, Apellis shall (a) provide SFJ with satisfactory evidence that (i) Apellis has repaid the SVB Loan in full, satisfied and extinguished all obligations under the SVB Loan Agreement (other than indemnity obligations that survive the termination of the SVB Loan Agreement), the SVB Loan Agreement has been terminated and all Liens in the SVB Collateral released and all rights therein have been released, (ii) Apellis has modified the SVB Loan Agreement through an amendment to the definition of Collateral thereunder or otherwise such that the SVB Loan is solely collateralized through a pledge of cash of Apellis equal in amount to the obligations of

Apellis to SVB under the SVB Loan Agreement (provided that nothing in the amended SVB Loan Agreement will conflict with or adversely affect the ability of Apellis to perform its obligations, or adversely affect the rights of SFJ, under this Agreement) or (iii) SVB has entered into a subordination agreement reasonably satisfactory to SFJ pursuant to which SVB will subordinate to SFJ all existing and future Liens of SVB in any and all property of Apellis including, without limitation, the SVB Collateral, and (b) provide SFJ with satisfactory evidence that (i) Apellis has repaid the GDP Note in full, satisfied and extinguished any and all other obligations of Apellis under the GDP Note, and the GDP Note has been cancelled or (ii) Golda Darty Partners Société Anonyme (“GDP”) has entered into a subordination agreement reasonably satisfactory to SFJ pursuant to which GDP will subordinate to SFJ all existing and future Liens of GDP in any and all property of Apellis.

7.5Negative Covenants.

7.5.1Incurrence of Certain Indebtedness.  Apellis shall not, without SFJ’s prior written consent, create, incur, assume, or be liable for any Indebtedness, or permit any subsidiary of Apellis to do so, other than Permitted Indebtedness.

7.5.2Subordinated Debt. Apellis shall not (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to Subordinated Debt which would provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Apellis Obligations owed to SFJ.

7.5.3Encumbrances. Apellis shall not, without SFJ’s prior written consent:

7.5.3.1permit any SFJ Collateral not to be subject to the first priority security interest granted pursuant this Article 7, subject to Permitted Liens; or

7.5.3.2create, incur, allow, or suffer any Lien on any of the APL Intellectual Property, or assign or convey any right to receive income with respect to the APL Intellectual Property (other than royalty and other license fee obligations to licensors thereof in accordance with the applicable license agreement), including the sale of any APL Intellectual Property, or permit any of its subsidiaries to do so.

7.5.3.3except as and to the extent permitted by Section 7.5.6, enter into any agreement, document, instrument or other arrangement (except with or in favor of SFJ) with any Person which directly or indirectly prohibits or has the effect of prohibiting Apellis or any subsidiary of Apellis from assigning, mortgaging, pledging, granting a security interest in or upon or encumbering (i) any proceeds from APL Intellectual Property or (ii) any proceeds of the Penn License.

7.5.4Distributions; Investments. Apellis shall not, without SFJ’s prior written consent, (a) pay any dividends or make any distribution or payment on account of or redeem, retire or purchase any capital stock, provided that (i) Apellis may convert any of its equity convertible securities into other equity securities (or cash for partial shares) pursuant to the terms of such equity convertible securities or otherwise in exchange thereof, (ii) Apellis may pay dividends solely in common stock, and (iii) Apellis may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements, provided that the aggregate amount of all such repurchases does not exceed [**] Dollars ($[**]) per fiscal year; or (b) directly or indirectly make any Prohibited Investment (including, without limitation, by the formation of or through any subsidiary), or permit any of its subsidiaries to do so.  For the avoidance of doubt, nothing in this Section 7.5.4 shall limit the ability of Apellis to pay or settle on conversion (in cash or equity) any convertible indebtedness.

7.5.5Licensing Transactions.  Apellis shall not, without SFJ’s prior written consent, enter into a Licensing Transaction unless such Licensing Transaction is an Excluded Licensing Transaction, in which case such prohibition shall not apply and no such consent of SFJ shall be required; provided that, SFJ shall only be entitled to withhold such consent as to a Licensing Transaction other than an Excluded Licensing Transaction in the event SFJ reasonably determines, and provides Apellis with written notice of its objection within [**] of Apellis providing to SFJ a non-binding term sheet or comparable document summarizing the material terms of the proposed Licensing Transaction, that Apellis entering into such Licensing Transaction would have a substantial likelihood of materially adversely impacting Apellis’ ability to timely pay or satisfy all of the Apellis Obligations (“Material Impact”). If Apellis disagrees with SFJ’s determination, the matter shall be submitted to arbitration before a single arbitrator under the American Arbitration Association’s (AAA’s) expedited arbitration rules, which arbitrator shall be mutually agreeable to both Parties and have significant expertise on the subject matter to be decided (provided that if the Parties have not mutually agreed on such arbitrator within [**] after the applicable demand for arbitration, the AAA shall designate such arbitrator), such arbitration to be concluded and the arbitrator’s award to be rendered within [**] of the applicable demand for arbitration.  The sole issue to be decided in the arbitration shall be whether the entry into such Licensing Transaction by Apellis would have a substantial likelihood of having a Material Impact.  In the event the arbitrator agrees with SFJ, Apellis shall not be entitled to enter into such Licensing Transaction. In the event the arbitrator agrees with Apellis, Apellis shall be entitled to enter into the Licensing Transaction; provided that SFJ shall then be entitled to suspend its obligation to pay any further Apellis Development Costs until such time (if ever) as SFJ determines there is no longer a Material Impact (at which time, SFJ may only pay such deferred amounts upon the agreement of Apellis) and, following any Regulatory Approval, SFJ shall be entitled to receive all Approval Payments it otherwise would have been entitled to receive pursuant to Section 6.1, subject to adjustment as provided in Section 6.2.

7.5.6Sales of Royalty Streams.  Apellis shall not sell, transfer or assign, directly or indirectly, in whole or in part, any rights to receive payments of royalties or license fees with respect to the Product (including any Accounts with respect to such royalties or license fees); provided that, Apellis shall have the right to sell, transfer or assign rights to receive, or agree to make, payments of royalties of up to [**] percent

([**]%) of net product sales (including any Accounts with respect to such sales or royalties), provided further that SFJ shall maintain its senior security interest hereunder with respect to such payments, and provided still further that, Apellis shall not sell any such rights to receive, or agree to pay, such royalties without first notifying SFJ of its intention to engage in such transaction and providing SFJ and its constituent limited partners at least [**] to make an offer to Apellis to purchase such rights.

7.6Affirmative Covenants.  Apellis shall do all of the following:

7.6.1Execution of Additional Security Agreements and Other Further Assurances.

7.6.1.1Apellis shall, upon request of SFJ from time to time hereafter, execute such security agreements, stock pledge agreements, deposit account control agreements, and take such further action, as reasonably required to perfect or continue the SFJ Security Interest or to effect the purposes of this Article 7.

7.6.2Government Compliance.

7.6.2.1Maintain its and all its subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Apellis’ business or operations, provided that any subsidiary may liquidate or dissolve so long as such liquidation or dissolution would not reasonably be expected to have a material adverse effect on Apellis’ consolidated business or operations, and provided that in connection with such liquidation or dissolution all assets and property of any such subsidiary shall be transferred to Apellis or another subsidiary of Apellis. Apellis shall comply, and have each subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject noncompliance with which would reasonably be expected to have a material adverse effect on Apellis’ business.

7.6.2.2Obtain all of the Governmental Approvals, if any, necessary for the grant of a security interest to SFJ in the SFJ Collateral.

7.6.3Regulatory Compliance. Apellis shall not become an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Apellis shall not become engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Apellis’ nor any of its Subsidiaries’ properties or assets shall be used by Apellis or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Apellis and each of its subsidiaries shall obtain all consents, approvals and authorizations of, make all declarations or filings with, and give all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, unless such failure could not reasonably be expected to have a material adverse effect on Apellis’ business.

7.6.4Protection of Intellectual Property Rights.  Apellis shall use Commercially Reasonable Efforts in the exercise of its business judgment to prosecute, protect, defend and maintain the validity and enforceability of the APL Intellectual Property.

7.6.5Acceleration.  In the event that, following an applicable Regulatory Approval, Apellis shall fail to make any Approval Payment within [**] after the due date therefor in accordance with Article 6, all remaining unpaid Approval Payments that are based on any Regulatory Approval that has then been achieved shall become immediately due and payable; provided that, (a) in the event of any such acceleration, SFJ’s rights to receive Approval Payments, if any, shall be adjusted as set forth in Section 6.2 and reduced by any amounts previously paid to SFJ as provided in Section 14.3, and (b) the PRINCE-Only Royalty shall not be subject to such acceleration.

7.7Certain Defined Terms.  As used in this Article 7 and elsewhere in this Agreement:

7.7.1“Apellis Obligations” means all indebtedness, liabilities and other obligations of Apellis to SFJ under or in connection with this Agreement and any other documents executed in connection herewith, including, without limitation, all amounts payable to SFJ pursuant to Article 6 hereof, all interest accrued thereon, all fees and all other amounts payable by Apellis to SFJ thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against Apellis of any bankruptcy or insolvency proceeding naming such individual or entity as the debtor in such proceeding, but excluding post-termination payment obligations as to which SFJ’s security interest is released pursuant to Section 14.3.11 and excluding obligations under the Warrant.

7.7.2“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other debt obligation of another Person, in each case, directly or indirectly guaranteed, endorsed or co-made by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

7.7.3“Excluded Licensing Transaction” has the meaning ascribed to such term in Section 1.1.47.

7.7.4“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services (excluding any trade accounts incurred in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (as such term is understood under GAAP as in effect on the date of this Agreement) and (d) Contingent Obligations.

7.7.5“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

7.7.6“Lien” means a mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

7.7.7“Permitted Indebtedness” means:

7.7.7.1Apellis Obligations;

7.7.7.2Subordinated Debt;

7.7.7.3unsecured Indebtedness;

7.7.7.4Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

7.7.7.5Indebtedness secured by Liens permitted under subsections 7.7.8.1 (subject to Section 7.4) and 7.7.8.3 of the definition of “Permitted Liens” hereunder; and

7.7.7.6Letters of credit issued for the payment of purchase obligations for equipment, materials and inventory and for the payment of equipment and real estate lease obligations (including security deposits in connection therewith).

7.7.8“Permitted Liens” means:

7.7.8.1Liens in favor Silicon Valley Bank pursuant to the SVB Loan Agreement (subject to the requirement that such Liens are to be terminated or subordinated as provided in Section 7.4) and Liens in favor of SFJ;

7.7.8.2Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Apellis maintains adequate reserves on its books and records, provided that no notice of any such Lien has been filed or recorded under the IRC;

7.7.8.3purchase money Liens or capital leases (i) on equipment acquired or held by Apellis incurred for financing the acquisition of the equipment securing no more than $[**] in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

7.7.8.4leases or subleases of real property granted in the ordinary course of Apellis’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Apellis’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting SFJ a security interest therein;

7.7.8.5Interests of lessors and licensors under leases and licenses to Apellis of real property and personal property;

7.7.8.6Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities in the aggregate amount which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

7.7.8.7Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

7.7.8.8Liens arising from attachments or judgments, orders, or decrees occurring after the Effective Date in circumstances not constituting or arising from a Fundamental Breach by Apellis;

7.7.8.9Liens in favor of financial institutions arising in connection with Apellis’ deposit and/or securities accounts held at such institutions, provided that SFJ has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts;

7.7.8.10Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in Sections 7.7.8.1 through 7.7.8.9 (excluding the SVB Loan), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

7.7.8.11Deposits securing bids or contracts;

7.7.8.12Liens securing the payment of purchase obligations for equipment, materials and inventory and for the payment of equipment and real estate lease obligations (including security deposits in connection therewith); and

7.7.8.13Other Liens securing liabilities in an aggregate amount not to exceed $[**].

7.7.9“Prohibited Investments” means:

7.7.9.1Investments in securities of privately held companies (other than wholly owned subsidiaries of Apellis and, where Applicable Law prevents whole ownership,

other than subsidiaries that are wholly owned by Apellis except for any nominal Third Party ownership that is required under Applicable Law);

7.7.9.2Investments in or purchases of any real property (excluding real property to be occupied or used by Apellis or its subsidiaries), commercial or residential mortgages or mortgage-backed securities; and

7.7.9.3Investments in auction rate securities, corporate high yield bonds (i.e. less than BBB quality), precious metals, derivatives including margin trades, options, futures, options on futures, short sales, forward contracts, swaps, repurchase agreements and reverse repurchase agreements.

7.7.9.4Investments that are inappropriate or unusual for a biopharmaceutical company similar or of similar size to Apellis as determined in the reasonable judgment of Apellis’ Board of Directors.

7.7.10“SFJ Collateral” has the meaning set forth in Section 7.1.

7.7.11“Subordinated Debt” means indebtedness incurred by Apellis that is subordinated to all Apellis Obligations and other indebtedness to SFJ (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to SFJ entered into between SFJ and the other creditor), on terms reasonably acceptable to SFJ.

ARTICLE 8

WARRANT ISSUANCE

8.1Warrant Issuance.  In the event that SFJ pays to Apellis the Additional SFJ Funding in accordance with Section 4.3, Apellis shall issue to SFJ a warrant (“Warrant”) exercisable for Apellis common stock (“Stock”) at an exercise price per share equal to the average closing price of the Stock over the 20 consecutive trading days ending on the last trading day immediately preceding the date that Apellis notifies SFJ that it is requesting such Additional SFJ Funding and exercisable in the event of Regulatory Approval from FDA for the number of shares of Stock equal to five percent (5%) of the amount of such Additional SFJ Funding paid to Apellis by SFJ divided by the exercise price and exercisable in the event of Regulatory Approval from EMA for the number of shares of Stock equal to five percent (5%) of the amount of such Additional SFJ Funding paid to Apellis by SFJ divided by the exercise price (i.e., if the Warrant is issued as set forth above and Regulatory Approvals from both FDA and EMA are obtained, in aggregate the Warrant would be exercisable for the number of shares of Stock equal to ten percent (10%) of the amount of such Additional SFJ Funding paid to Apellis by SFJ divided by the exercise price).

8.2Form of Warrant.  The Warrant shall in the form attached hereto as Exhibit I, shall have a term of ten (10) years, and shall contain “net-exercise” issuance provisions.

ARTICLE 9

RECORDS

9.1Accounting.  Each Party will maintain materially complete and accurate accounting records related to this Agreement in accordance with GAAP.  Each Party will retain such records for [**] after the earlier of expiration or early termination of this Agreement.

9.2Trial-Related Records.  Except as otherwise provided herein, Apellis will maintain materially complete and accurate records related to the Trial until the later of (a) [**] following the Completion Date or (b) the time period required by Applicable Law.

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the [**] period following the expiration or termination of this Agreement (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law) or such longer periods for which such Confidential Information may be maintained pursuant to Article 9, it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of the other Party (each, a “Disclosing Party”) or its Affiliates in connection with this Agreement.  The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:

10.1.1was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;

10.1.2was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;

10.1.3is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;

10.1.4has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or

10.1.5has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of the other Party.

10.2Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure.  Each Receiving Party may disclose the other Party’s Confidential Information to its Affiliates, employees, agents, advisors, and independent contractors (including Permitted Third Parties) engaged by such Receiving Party, in each case (a) only to the extent such Persons need to know the Confidential Information solely in connection with the performance of this Agreement and (b) provided that each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 10 prior to any such disclosure and the Party making such disclosure to such Person shall be liable to the other Party for any breach of such obligations by such disclosee.  Each Party may also disclose the material terms of this Agreement or provide a copy of this Agreement or a summary of such Party’s findings during its due diligence investigation of the Products (if applicable) to any bona fide potential or actual investor, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner (“Financial Partner”) listed on Exhibit H without consent of the other Party, or other Financial Partners with the prior written consent of the other Party, and provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 10 prior to any such disclosure and the Party making such disclosure to such disclosee shall be liable to the other Party for any breach of such obligations by such disclosee.  Notwithstanding anything in the foregoing to the contrary, Exhibit D constitutes Apellis’ Confidential Information and not SFJ’s Confidential Information, and Apellis may disclose Exhibit D to Third Parties as determined by Apellis in its sole discretion.  In any event, each Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of the other Party hereunder.

10.3Return of Confidential Information.  Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party, and any Person(s) to whom the Receiving Party disclosed (with such destruction being certified in writing by an authorized officer of the Receiving Party), except (i) to the extent such Confidential Information is necessary to exercise any license and/or rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information.

10.4Confidential Status of the Agreement.  Subject to Section 10.2 and Section 10.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 10, with each Party being deemed a Receiving Party for such purposes.  The Parties each acknowledge that it will be necessary for Apellis to file this Agreement with the US Securities and Exchange Commission and to make other required public disclosures regarding the terms of this Agreement, and accordingly Apellis shall prepare a confidential treatment request in connection with such filing and provide SFJ a reasonable opportunity to review and comment on such filing as well as on such other required public disclosures and thereafter use Commercially Reasonable Efforts to obtain confidential treatment as to the terms of this Agreement.

10.5Publicity.  The Parties recognize that following the Effective Date the Parties (either individually or jointly) shall issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such additional press releases, public statements and disclosures regarding the terms of this Agreement will be permitted only with the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).  Any publication, news release or other public announcement relating to the terms of this Agreement will first be reviewed and approved in writing by both Parties; provided, however, that any disclosure of the minimum information which is required by Applicable Law (including the rules of a securities exchange), as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party will be given prompt notice of any such legally required disclosure and to the extent practicable will be provided an opportunity to comment on the proposed disclosure and the disclosing Party will consider in good faith any comments provided by the other Party on such proposed disclosure.  For avoidance of doubt, this Section 10.5 shall not restrict Apellis from releasing public statements or disclosures regarding Apellis’ development and Commercialization activities with respect to the Product.

10.6 SFJ Name.  Unless otherwise expressly permitted herein, Apellis will obtain the written consent of SFJ (which consent will not unreasonably be withheld, conditioned or delayed) prior to referring to SFJ in any correspondence with any Regulatory Authority or Governmental Authority, except as may be required by Applicable Law.

ARTICLE 11

INTELLECTUAL PROPERTY AND PERSONALLY
IDENTIFIABLE INFORMATION

11.1Ownership and Rights.

11.1.1Ownership.

11.1.1.1Apellis will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Apellis as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to SFJ hereunder.

11.1.1.2Apellis will be the exclusive and sole owner of and retain all right, title and interest in, to and under (a) all Research Results; (b) the Product; (c) all discoveries and inventions discovered, developed or invented by, or on behalf of, either Party, and any of their Affiliates, and any Permitted Third Party, in connection with the Trial and/or this Agreement; (d) all improvements that are discovered, developed or invented by, or on behalf of Apellis that relate to Intellectual Property that is Controlled by Apellis as of the Effective Date (collectively, the “Apellis Improvements”); and (e) all Intellectual Property in the foregoing subsections (a) through (d) (all of the foregoing (a)-(e), collectively, the “Trial Inventions”).  SFJ shall, and hereby does, assign to Apellis all rights, title and interest of SFJ in, to and under the Trial Inventions, if any.

11.1.2No Other Rights.  Neither the delivery of any information nor of any materials to SFJ hereunder will be construed to grant SFJ any rights or license to use any Intellectual Property Controlled by Apellis.  SFJ may not use, publish or otherwise disclose any Intellectual Property Controlled by Apellis without Apellis’ prior written consent.

11.2Patent Prosecution.  As between SFJ and Apellis, Apellis will have sole and exclusive right to prepare, file, prosecute and maintain all Patents within the APL Intellectual Property, including all Patents that cover the Trial Inventions and Apellis Improvements, at its own expense (including, for clarity, the sole and exclusive right to decide not to seek Patent protection or to abandon any such Patent).  At Apellis’ request and expense (for reasonable out-of-pocket expenses), SFJ will reasonably cooperate with Apellis in preparing, filing, prosecuting, and maintaining such Patents.

11.3Intellectual Property Enforcement.

11.3.1Apellis Intellectual Property.  Apellis will have the sole and exclusive right, but not the obligation, to enforce Intellectual Property Controlled by Apellis, including Intellectual Property that covers the Trial Inventions, against Third Party Infringements.

11.3.2Infringement of Third Party Rights.  If either Party learns of Third Party allegations that it or the other Party or any of its or the other Party’s Affiliates, or with respect to Apellis any Permitted Third Parties, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of a Third Party in connection with either the Trial or performing its obligations or duties hereunder, such Party will promptly notify the other Party.  Apellis will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions and/or litigation.

11.4Personally Identifiable Information.

11.4.1Subject Personally Identifiable Information.

11.4.1.1In conducting of the Trial and its other obligations hereunder, Apellis will comply and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party agree to comply with Applicable Laws relating to privacy or data protection applicable to Apellis or the Trial, including ensuring that all necessary (a) consents from Clinical Investigators, Subjects and any others from whom Personally Identifiable Information will be received are obtained; (b) regulatory notifications are filed in all countries for which Sites have been selected; and (c) approvals are obtained in all countries for which Sites have been selected, prior to collection or transfer of such Personally Identifiable Information.

11.4.1.2Apellis will not process any Personally Identifiable Information in a way that is contrary to Applicable Laws.

11.4.1.3Apellis will use Commercially Reasonable Efforts to maintain appropriate and sufficient technical and organizational security measures to maintain the confidentiality of Personally Identifiable Information and to protect such data against accidental or unlawful destruction or accidental loss, damage, alteration, unauthorized disclosure or access, in particular where such data is transmitted over a network.

ARTICLE 12

INDEMNIFICATION AND INSURANCE

12.1Indemnification by Each Party.

12.1.1By SFJ.  SFJ will indemnify and hold Apellis; its Affiliates and their respective officers, directors, employees and agents (the “Apellis Indemnified Parties”), harmless from any and all Losses arising or resulting from any Claims by a Third Party against any Apellis Indemnified Parties to the extent arising from (a) SFJ’s gross negligence or willful misconduct in performing its obligations under this Agreement; and/or (b) SFJ’s material breach of this Agreement, provided that the foregoing shall not subject SFJ to liability for lost revenues, profits, or other consequential damages of Apellis or any Third Party; except to the extent that any of the foregoing (a) and/or (b) was caused by Apellis’ gross negligence, willful misconduct, or material breach of this Agreement.

12.1.2By Apellis.  Apellis will indemnify and hold SFJ, its Affiliates, SFJ’s investors and their respective officers, directors, employees and agents (the “SFJ Indemnified Parties”), harmless from any and all Losses arising or resulting from any Claims by a Third Party against any SFJ Indemnified Parties to the extent arising from (a) a Product supplied by Apellis; (b)  a physical injury or death of a Subject that is caused by the Subject’s participation in the Trial not directly attributable to the Product; (c) Apellis’ gross negligence or willful misconduct in the conduct of the Trial or preparation and submission of the information for Regulatory Approval; (d) Apellis’ material breach of this Agreement, provided that the foregoing shall not subject Apellis to liability for lost revenue, profits, or other consequential damages of SFJ or any of SFJ’s investors or any other Third Party; (e) any Permitted Third Party’s material breach of the Protocol, (f) actual or alleged infringement of any Third Party’s Intellectual Property by the Product or by Apellis in performing its duties or obligations hereunder with respect to the Product; and (g) injuries sustained by Subjects in connection with the Trial, including Claims arising prior to the Effective Date based upon physical injury or death of a Subject in connection with the Trial, or from the Commercialization of the Product except to the extent that any of the foregoing (a) through (g) were caused by SFJ’s gross negligence, willful misconduct, or material breach of this Agreement.

12.2Indemnification Procedure.

12.2.1Notice of Claim.  A Party believing that it is entitled to indemnification under Section 12.1.1 or 12.1.2 (an “Indemnified Party”) will give prompt written notice (each, an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) of commencement of any Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim of a Third Party as provided in this Section will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Each Indemnification Claim Notice will contain a description of the Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time).  The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

12.2.2Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Claim by giving written notice to the Indemnified Party within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Claim by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party.  In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party will promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim.

12.2.3Right to Participate in Defense.  Without limiting Section 12.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (b) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party, if the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 12.2.2.

12.2.4Settlement.  With respect to any Losses related solely to payment of money damages in connection with a Claim and that will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate.  With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 12.2.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

12.2.5Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.3Insurance.

12.3.1Generally.  Commencing as of the Effective Date and thereafter during the Development Term, and subject to Section 12.3.2 below, Apellis will carry and maintain, at its own expense, insurance coverage of the kind and with liability limits that, at a minimum, satisfy the requirements of Section 12.3.2, to protect itself and SFJ against any claims or liabilities that may arise from the conduct of the Trial and all other rights and obligations hereunder with insurers with a minimum “A-” A.M. Best rating.  Any deductibles for such insurance policies will be assumed by Apellis.  Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to SFJ or its Affiliates.  Prior to the Effective Date, and annually, at each anniversary of the Effective Date (unless, during such year, expiration of the applicable policy occurs first, in which case, on such expiration date), at SFJ’s written request Apellis will provide SFJ with documentation of such insurance coverage via original certificates of insurance, if applicable.  Apellis will provide SFJ a minimum of [**] prior written notice to SFJ if it is unable to obtain appropriate insurance coverage or if its coverage is canceled, unable to be renewed or materially changed.  For clarity, failure to maintain adequate insurance coverage does not relieve or reduce Apellis’ liability under this Agreement.  Apellis will ensure that no subcontractor, including any Permitted Third Party, will continue to perform the work unless such subcontractor is insured as deemed appropriate by the Party engaging the Permitted Third Party.

12.3.2Minimum Requirements.  Commencing as of the start of the Trial and thereafter, during the Term (or longer if otherwise stated below), at a minimum, Apellis, will maintain the following types of insurance coverage at a minimum level that is the greater of (a) the highest minimum level required by Applicable Law in the countries in which the Trial and other obligations hereunder are being performed or (b) the following (to the extent different):

12.3.2.1Commercial General Liability:  [**] dollars ($[**]) per occurrence; [**] dollars ($[**]) Product and Completed Operations aggregate, including Premises & Operations, Personal Injury, Product and Completed Operations; [**] dollars ($[**]) combined single limit on all owned, non-owned and hired vehicles of Apellis.

12.3.2.2Umbrella Excess Liability:  [**] dollars ($[**]) per occurrence.

12.3.2.3Clinical Trial Liability:  [**] dollars ($[**]) per occurrence.  Apellis will obtain such Clinical Trial Liability insurance and SFJ will reimburse Apellis for the costs of obtaining such insurance, provided that the amount of such reimbursement shall be included as Apellis Development Costs.  Coverage must be maintained for at least [**] after the later of termination of this Agreement or release of the last Subject from the Trial.

12.3.2.4Professional Liability:  Any subcontractor, including any Permitted Third Party, who provides professional services to Apellis for the Trial, will obtain Professional Liability Insurance in lieu of Clinical Trial Insurance, with a minimum limit of [**] dollars ($[**]) per occurrence.  Coverage must be maintained for at least [**] after the later of (i) expiration or early termination of this Agreement and (ii) release of the last Subject from the Trial.

12.3.3Additional Insured.  Apellis will include SFJ and its Affiliates as additional insured parties on Apellis’ Clinical Trial Liability insurance, as set forth in Section 12.3.2.3, for the duration of the Trial and for [**] after the later of termination of this Agreement or release of the last Subject from the Trial.

12.3.4Product Liability Insurance. Apellis will be responsible for maintaining product liability insurance related to the Commercialization of the Product at its expense.

ARTICLE 13

REPRESENTATIONS AND WARRANTIES

13.1Representations and Warranties of Both Parties.

13.1.1Each Party hereby represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.

13.1.2Each Party hereby represents and warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

13.1.3Each Party hereby represents and warrants that it has not and will not and will require that Permitted Third Parties of such Party will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage. Throughout the Term, each Party will comply with the anti-bribery and anti-corruption policies set forth in Exhibit F.

13.1.4Each Party certifies that neither it, nor its Affiliates, nor to its knowledge any Permitted Third Parties engaged by it to perform activities in relation to the Product are debarred under subsections 306(a) or (b) of the US Federal Food, Drug, and Cosmetic Act (US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)), and that it has not and will not knowingly use in any capacity the services of any Person or Permitted Third Party debarred under this law to conduct the Trial.  Each Party further certifies that neither it, nor any of its Affiliates are excluded from any federal health care program, including but not limited to Medicare and Medicaid.  Each Party will notify the JSC immediately if either of these certifications needs to be amended in light of new information.

13.2Additional Apellis Representations, Warranties and Covenants.

13.2.1Licensure, Registration and Accreditation.

13.2.1.1Apellis hereby represents and warrants that it is licensed, registered, or otherwise qualified in all material respects under all Applicable Laws to do business in each jurisdiction where such licenses, registrations or other qualifications are required.  Apellis further represents and warrants that there has not been and covenants that there will not be during the Term any breach or default by Apellis under the Penn Other Fields License which has not been or will not be, as applicable, timely cured as permitted thereunder, and that the Penn Other Fields License is and shall continue to be in full force and effect during the Term, except to the extent that such a breach, default or failure as to the Penn Other Fields License would not have a material adverse effect on Apellis’ ability to satisfy its obligations under this Agreement.  Apellis further covenants that it and its Permitted Third Parties have, or will have at the required times, such certifications, permits, and authorizations as are required to conduct the Trial and perform any and all of their obligations in connection with the Trial.

13.2.2Disclosure of Regulatory Notices and Communications.  Apellis hereby represents and warrants that, as of [**] prior to the Effective Date, the regulatory communications and, if any, notices of inspection, inspection reports, warning letters and deficiency letters related to the Product made available by Apellis in the Data Room were true and complete copies of such documents.  To the knowledge of Apellis, such documents comprise all material written regulatory communications related to Trial design or the chemistry, manufacturing or controls of the Product from the FDA or the EMA in the possession of Apellis as of [**] prior to the Effective Date.

13.2.3CRO Inquiry.  Apellis hereby represents and warrants that, up to and as at the Effective Date, after due inquiry to its CRO responsible for conducting the Trial, Apellis has not received any verbal or written notice of the occurrence of any Serious Safety Issue in the Trial.

13.2.4Apellis Data Provided as of the Effective Date.  Apellis hereby represents and warrants that, up to and as of the Effective Date, (i) the CMC Information set forth in the Data Room is accurate in all material respects, (ii) the descriptions of, protocols for, and data and other results of, the clinical trials of the Product for PNH conducted by or on behalf of Apellis set forth in the Data Room are accurate and complete in all material respects and there are no material omissions from such documents, data and other results that render such documents, data or other results materially misleading and (iii) the summaries of primary data regarding the Product and the Comparators set forth in the Data Room are accurate and complete in all material respects, and there are no material omissions from such summaries as so presented that render such summaries materially misleading.

13.3Outstanding Indebtedness.  Apellis hereby represents and warrants that, as at the Effective Date, Apellis and its subsidiaries have no indebtedness for borrowed money other than indebtedness under the SVB Loan Agreement and the GDP Note.

13.4SFJ Representation, Warranty and Covenant.  SFJ hereby represents, warrants and covenants that it will have, as and when needed, sufficient funds to satisfy its obligations hereunder.

13.5DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

13.5.1Each Party hereby agrees and understands that because the Trial and the Product are experimental in nature, the outcome is inherently uncertain and unpredictable.  Each Party hereby agrees and understands that the other Party makes no representation, guarantee or warranty, express or implied, regarding the outcome of the Trials (including achievement of Trial Success), any Research Results generated after the Effective Date, the ability to obtain Regulatory Approval or the patentability, legal protectability or usefulness of any Intellectual Property arising from the Trial.

13.5.2EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 13, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY THAT THE USE OF THE PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY OR REGARDING THE USE, RESULTS OR EFFICACY OF THE PRODUCT.

ARTICLE 14

TERM AND TERMINATION

14.1Term.  The term of this Agreement (the “Term”) will commence on the Effective Date and will expire upon the earliest of (i) termination of this Agreement in accordance with Section 14.2, (ii) the occurrence of both (a) the date of payment of the final US Approval Payment in the event of Regulatory Approval from the FDA and (b) the date of payment of the final EU Approval Payment in the event of Regulatory Approval from the EMA, and (iii) the date of payment of the final Buy-Out Payment which may become due pursuant to Section 6.7.

14.2Termination.

14.2.1Termination for Breach.

14.2.1.1SFJ may terminate this Agreement immediately in the event of a Fundamental Breach by Apellis; provided that SFJ shall provide written notice to Apellis of the alleged Fundamental Breach by Apellis, specifying in reasonable detail the particulars of the alleged Fundamental Breach by Apellis, and such alleged Fundamental Breach by Apellis has not been cured within [**] after the date of the relevant notice.

14.2.1.2Either Party may terminate this Agreement immediately in the event of a material breach of this Agreement by the other Party other than a Fundamental Breach by Apellis; provided that the breaching Party has received written notice from the non-breaching Party of such breach, specifying in the reasonable detail the particulars of the alleged breach and such breach has not been cured within (a) in the case of a breach of Apellis’ obligations to make Approval Payments, [**] after the date such Approval Payment is due and payable or (b) in all other cases, [**] after the date of the relevant notice. The non-breaching Party shall have the right to pursue remedies it may have at law or equity, including the right to seek damages from the breaching Party.

14.2.2Termination for Material Adverse Event.  SFJ may terminate this Agreement at any time in the event of a Material Adverse Event.

14.2.3Termination for Failure to Receive Regulatory Approval.

14.2.3.1This Agreement will, upon written notice from either Party to the other Party, terminate with no further action from either Party if the Product has failed to receive Regulatory Approval from both the FDA and the EMA after completion of the Trial, submission by Apellis of applications for Regulatory Approval to the FDA and the EMA and after Commercially Reasonable Efforts by Apellis to obtain such Regulatory Approvals based on such submitted applications.  For the avoidance of doubt, if Regulatory Approval is received from either the FDA or the EMA, then this Agreement shall not be terminated pursuant to this Section 14.2.3.1.

14.2.3.2This Agreement will, upon written notice from either Party to the other Party, terminate with no further action from either Party if either (1) the primary endpoint in the PEGASUS Trial has not been achieved or (2) the mutual agreement of Apellis and SFJ that the Research Results do not support Regulatory Approval and that an application for Regulatory Approval shall not be submitted to either the FDA or the EMA.  For avoidance of doubt, if an application for Regulatory Approval is submitted to one, but not both, of FDA or the EMA, then this Agreement shall not be terminated pursuant to this Section 14.2.3.2.

14.2.4Termination for Bankruptcy.  Either Party may terminate this Agreement upon written notice to the other Party if the other Party makes an assignment for the benefit of creditors, or commences a case or proceeding under any bankruptcy, reorganization, insolvency, or similar laws, has a trustee or receiver or similar officer of any court appointed for such Party, or for substantial part of the property of such Party, or bankruptcy, reorganization, insolvency, or liquidation proceedings are instituted by or against such Party without such proceedings being dismissed, in each of the foregoing cases for a period of at least sixty (60) days.

14.2.5Termination for Change of Control of Apellis.  Apellis will notify SFJ in writing promptly (and in any event within [**]) following the entering into of a definitive agreement with respect to a Change of Control of Apellis. SFJ may, in its sole discretion, terminate this Agreement in its entirety at any time following a Change of Control of Apellis that occurs prior to the date of Regulatory Approval, and Apellis may, in its sole discretion, terminate this Agreement in its entirety at any time following a Change of Control of Apellis that occurs after August 31, 2019 and prior to the date of Regulatory Approval.

14.2.6Termination for Safety Concerns.  This Agreement shall automatically terminate if (a) the independent data monitoring committee for the Trial recommends termination of either of the PEGASUS Trial and the PRINCE Trial for reasons pertaining to the health or safety of the Subjects or for futility, (b) a Program Failure as set forth in clause (a) of the definition of Program Failure occurs or (c) the Parties mutually agree a material health or safety concern with respect to the Subjects exists.

14.2.7Termination for Certain Breaches/Actions.

14.2.7.1SFJ may terminate this Agreement if (i) Apellis has breached by its own actions, or by the actions of a Permitted Third Party either of Section 13.1.3 or Section 13.1.4 in any material respects, (ii) an Apellis employee or contractor or a Permitted Third Party has breached the policy attached as Exhibit F in any material respects and such breach results in a material violation of Applicable Law, or (iii) SFJ learns (a) that improper payments are being or have been made to Government Officials or any other person by Apellis or those acting on behalf of Apellis with respect to services performed on behalf of Apellis or any other Person or (b) that Apellis or those acting on behalf of Apellis with respect to services performed on behalf of Apellis has accepted any payment, item, or benefit, regardless of value, as an improper inducement to award, obtain or retain business or otherwise gain or grant an improper business advantage from or to any other person or entity, in any such case ((i), (ii) or (iii)) unless such breach or improper payment can be cured without having a materially adverse impact on the probability of completing the Trial or obtaining Regulatory Approval for the Product.  Further, in the event of such termination, Apellis will not be entitled to any further payments under Article 4, regardless of any activities undertaken or agreements with additional Third Parties entered into prior to termination, and SFJ shall have the right to pursue remedies it may have at law or equity, including the right to seek damages, from Apellis.

14.2.7.2Apellis may terminate this Agreement if SFJ by its own actions directly or indirectly offers or pays, or authorizes such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any Government Official in connection with this Agreement or Apellis learns that (a) improper payments are being made to Government Officials or any other person by SFJ or those acting on behalf of SFJ with respect to services performed on behalf of SFJ or any Permitted Third Parties in connection with this Agreement or (b) SFJ or those acting on behalf of SFJ with respect to services performed on behalf of SFJ in connection with this Agreement has accepted any payment, item, or benefit, regardless of value, as an improper inducement to award, obtain or retain business or otherwise gain or grant an improper business advantage from or to any other person or entity, in any such case (i) or (ii) unless such breach or improper payment can be cured without having a materially adverse impact on the probability of completing the Trial or obtaining Regulatory Approval for the Product, and in the event of such termination, SFJ will not be entitled to any further payments hereunder, and Apellis shall have the right to pursue remedies it may have at law or equity, including the right to seek damages, from SFJ.

14.2.8If Apellis learns that a Permitted Third Party has materially breached either of Section 13.1.3 or 13.1.4, or Exhibit F or that improper payments are being or have been made to Government Officials by any Permitted Third Party with respect to services performed on behalf of Apellis or in connection with the Trial, Apellis will notify SFJ and, at SFJ’s option, Apellis will terminate its relationship with such Permitted Third Party with respect to the Trial.

14.2.9Termination Because of Third Party Patents.  SFJ may terminate this Agreement if Apellis is permanently enjoined from further developing the Product for PNH and the future value of the Product may be adversely affected in a material way (“Adverse Patent Impact”) due to Third Party patents that were not known to SFJ at the Effective Date and if Apellis does not cure such Adverse Patent Impact within a period of 12 months from the date of SFJ’s notice to Apellis of an Adverse Patent Impact.

14.2.10 Termination for JSC Decision. SFJ may, in its sole discretion, terminate this Agreement in its entirety at any time prior to the date of Regulatory Approval in the event Apellis exercises its decision-making authority under

Section 5.2.4 to approve a matter set forth in Section 5.2.2 if SFJ disagrees with such decision in its sole discretion.

14.3Effects of Termination.

14.3.1Termination for Breach.

14.3.1.1In the event that SFJ terminates this Agreement pursuant to Section 14.2.1.1 above, then Apellis will pay SFJ, within [**] of the date of termination, an amount equal to three hundred percent (300%) of SFJ Development Costs paid by SFJ to Apellis prior to such termination.  Additionally, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis will remain obligated to pay any Approval Payments that become due and payable pursuant to Article 6 at such time as such payments become due and payable (if ever), provided that each Approval Payment shall be adjusted as set forth in Section 6.2, and reduced by the amount previously paid by Apellis to SFJ pursuant to this Section 14.3.1.1.  Notwithstanding the foregoing provisions of this Section 14.3.1.1, in no event will Apellis be required to pay more than an aggregate of three hundred eight million dollars ($308,000,000) to SFJ pursuant to this Section 14.3.1.1.

14.3.1.2In the event that either Party terminates this Agreement pursuant to Section 14.2.1.2 above or Apellis terminates this Agreement pursuant to Section 14.2.7.2 above, then, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall (subject to the immediately following sentence) remain obligated to pay to SFJ any Approval Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall be adjusted as set forth in Section 6.2.  Notwithstanding the foregoing, if Apellis terminates this Agreement pursuant to Section 14.2.1.2 above based on SFJ’s failure to make any payment due to Apellis in accordance with Article 4, then, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall remain obligated to pay to SFJ the product of the fraction (2.75/3.25) multiplied by any Approval Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall also be adjusted as set forth in Section 6.2.  In the event that SFJ terminates this Agreement pursuant to pursuant to Section 14.2.7.1 above, then (A) Apellis will pay SFJ, within [**] of the date of termination, an amount equal to one hundred fifty percent (150%) of SFJ Development Costs paid to Apellis by SFJ prior to such termination, and (B) if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall remain obligated to pay to SFJ any Approval Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall be adjusted as set forth in Section 6.2, and reduced by the amount previously paid by Apellis to SFJ pursuant to this Section 14.3.1.2.

14.3.2Effect of Termination for Material Adverse Event.  In the event that SFJ terminates this Agreement pursuant to Section 14.2.2, then, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall remain obligated to pay SFJ an amount equal to fifty percent (50%) of the

Approval Payments (as first adjusted as set forth in Section 6.2) that become due and payable under Article 6 at such time as they become due and payable (if ever).

14.3.3Termination for Failure to Achieve Regulatory Approval.  In the event that this Agreement is terminated pursuant to Section 14.2.3 above, then, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall remain obligated to make any Approval Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall be adjusted as set forth in Section 6.2.

14.3.4Termination for Bankruptcy.

14.3.4.1In the event that Apellis terminates this Agreement pursuant to Section 14.2.4 above, then, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall remain obligated to pay to SFJ any Approval Payments that become due and payable pursuant to Article 6 at such time as such Approval Payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall be as adjusted as set forth in Section 6.2.

14.3.4.2In the event SFJ terminates this Agreement pursuant to Section 14.2.4 above, then Apellis will pay SFJ an amount equal to three hundred percent (300%) of SFJ Development Costs paid by SFJ to Apellis prior to such termination.  Additionally, Apellis will remain obligated to pay any Approval Payments that become due and payable pursuant to Article 6 at such time as such payments become due and payable (if ever), provided that each Approval Payment shall be adjusted as set forth in Section 6.2, and reduced by the amount previously paid by Apellis to SFJ pursuant to this Section 14.3.4.2.  Notwithstanding the foregoing provisions of this Section 14.3.4.2, in no event will Apellis be required to pay more than an aggregate of $308,000,000 to SFJ pursuant to this Section 14.3.4.2.

14.3.5Termination for Change of Control of Apellis.  In the event that either Party terminates this Agreement pursuant to Section 14.2.5 above, then Apellis will pay to SFJ an amount equal to one hundred fifty percent (150%) of SFJ Development Costs which were paid to Apellis by SFJ within [**] of the date of termination, Apellis shall be obligated to continue to exercise Commercially Reasonable Effort to develop the Product and seek Regulatory Approval as set forth herein following the date of such termination, and Apellis shall remain obligated to pay any Approval Payments that become due and payable pursuant to Article 6 at such time as such Approval Payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall be adjusted as set forth in Section 6.2 and shall be reduced by the amount previously paid to SFJ as set forth in this Section 14.3.5.  Notwithstanding the foregoing, following a termination of this Agreement pursuant to Section 14.2.5 above, once a Regulatory Approval from FDA or from EMA has been achieved (whether achieved before or after such termination), Apellis may elect, in lieu of making the foregoing payments set forth in this Section 14.3.5 with respect to the applicable Regulatory Approval, to pay SFJ an amount equal to the Buyout Payment required to buy out all

Approval Payments with respect to such Regulatory Approval then remaining unpaid (after crediting any amount previously paid to SFJ as set forth in this Section 14.3.5).

14.3.6Termination for Safety Concerns.  In the event that this Agreement terminates pursuant to Section 14.2.6 above, then Apellis will not be obligated to pay SFJ any SFJ Development Costs or Approval Payments.  Notwithstanding the foregoing, if this Agreement terminates pursuant to Section 14.2.6 above and such termination (i) arises as a result of gross negligence on the part of Apellis or (ii) is due to the applicable independent data monitoring committee recommending termination of the Trial or Apellis and SFJ mutually agreeing to terminate the Trial due to a Serious Safety Issue that was previously known, demonstrated or identified by Apellis as being material as of the Effective Date and the material data showing, demonstrating, or identifying such Serious Safety Issue were not included in the Data Room or otherwise publicly known prior to the Effective Date, then (A) Apellis will pay SFJ an amount equal to one hundred fifty percent (150%) of SFJ Development Costs paid to Apellis by SFJ within [**] of the date of termination, and (B) if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis will remain obligated to pay any Approval Payments that become due and payable pursuant to Article 6 at such time as such Approval Payments become due and payable (if ever) pursuant to Article 6, provided that the payments set forth in Article 6 shall be adjusted as set forth in Section 6.2 and shall be reduced by the amount previously paid by Apellis to SFJ pursuant to this Section 14.3.6.

14.3.7Termination Because of Third Party Patents.  In the event that SFJ terminates this Agreement pursuant to Section 14.2.9, then Apellis shall pay to SFJ, within [**] of the date of termination, an amount equal to all SFJ Development Costs paid to Apellis by SFJ as of the date of termination.

14.3.8 Termination for JSC Decision.  In the event that SFJ terminates this Agreement pursuant to Section 14.2.10 above, then Apellis will pay to SFJ, within [**] of the date of termination, an amount equal to the SFJ Development Costs paid to Apellis by SFJ plus interest at the annual rate of twenty-two percent (22%) from the date such SFJ Development Costs were paid to Apellis by SFJ and, if Apellis elects to continue development and obtains Regulatory Approval following such termination, Apellis shall remain obligated to pay any Approval Payments that become due and payable pursuant to Article 6 at such time as such Approval Payments become due and payable (if ever) pursuant to Article 6, provided that such Approval Payments shall be adjusted as set forth in Section 6.2 and reduced by the amount previously paid to SFJ as set forth in this Section 14.3.8.

14.3.9  Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

14.3.10  Exclusive Remedy.  Notwithstanding anything herein to the contrary, termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity; provided that, the payment by Apellis to SFJ of the amounts specified as being payable upon a given termination in this Section 14.3 shall be in lieu of any claim for damages that SFJ may have arising from the circumstances that formed the basis for such termination.

14.3.11  Release of Security Interest.  Upon any termination of this Agreement and payment by Apellis of all amounts specified as being payable upon such termination in this Section 14.3 (other than a termination pursuant to Section 14.2.2, in which case SFJ’s security interest shall not be released until the earlier of such time as conditions exist that would have permitted this Agreement to be terminated under Section 14.2.3 or Section 14.2.6 in the absence of such termination under Section 14.2.2 or such time as Apellis has made all Approval Payments that become payable pursuant to Section 14.3.2) excluding Approval Payment amounts, SFJ shall and hereby does release the security interest granted by Apellis to SFJ pursuant to Article 7.  SFJ agrees to sign such further releases and other documents and take such further actions as may be necessary or desirable, in Apellis’ reasonable judgment and at Apellis’ request, to more fully give effect to such release.

14.3.12  Surviving Obligations.  Expiration or earlier termination of this Agreement will not relieve either Party of any obligation accruing prior to or upon such expiration or earlier termination, including that neither Party will be relieved of any payment obligation that may have accrued prior to such expiration or earlier termination.  Further, the following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, Sections 7.1, 7.2, and 7.3 (in the case of such Sections 7.1, 7.2 and 7.3, subject to Section 14.3.11), Sections 15.1 through 15.3, 15.5 through 15.21 and Article 1, Article 9, Article 10, Article 11, Article 12 and Article 13 and Article 14.

ARTICLE 15

MISCELLANEOUS

15.1Relationship with Affiliates.  Each Party will be responsible for any breach by its Affiliates of its obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.

15.2Prior Agreements.  The Parties agree on behalf of themselves and their respective Affiliates that any prior Confidentiality Agreement, by and between Apellis and SFJ (the “Prior CDA”) is hereby terminated and superseded by this Agreement and that all Information disclosed under or pursuant to the Prior CDAs will constitute Confidential Information disclosed pursuant to this Agreement and will be subject to the terms of Article 10, with the confidentiality and non-use provisions of Article 10 applying retroactively to such Confidential Information from the date of disclosure.

15.3Notices.  Any notice or other communication required or permitted to be given by either Party under this Agreement will be in writing and will be effective when delivered if delivered by fax, e-mail, hand, reputable courier service, or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the following addresses or such other address as may be designated by notice pursuant to this Section:

15.3.1  If to Apellis:

Apellis Pharmaceuticals, Inc.

6400 Westwind Way, Suite A
Crestwood, KY 40014

Attention: Chief Executive Officer

with a copy to:

Apellis Pharmaceuticals, Inc.

6400 Westwind Way, Suite A
Crestwood, KY 40014

Attention:  General Counsel ([**])

WilmerHale LLP
60 State Street
Boston, MA 02109
Attention: Stuart M. Falber, Esq. (stuart.falber@wilmerhale.com) Steven D. Barrett, Esq. (steven.barrett@wilmerhale.com)

15.3.2  If to SFJ:

SFJ Pharmaceuticals XI, L.P.

5000 Hopyard Road, Suite 330

Pleasanton, CA 94588

Attn:  Robert DeBenedetto

with a copy to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
Attention:  Michael O’Donnell

15.4Force Majeure.  Neither Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by any of the following: war, terrorism, riot, fire, explosion, accident, flood, sabotage, changes in Applicable Laws, actions of Governmental Authorities, or any other event beyond the reasonable control of such Party.  The Party invoking this Section must provide prompt written notice and full particulars of such event to the other Party and will use diligent and commercially reasonable efforts to mitigate the effects of any such force majeure event on such Party’s compliance with and performance under this Agreement.

15.5Use of Names.  Neither Party will use the other Party’s nor any of its Affiliates’ (including the limited partners of SFJ’s) names or trademarks in any promotional materials or advertising without the prior written consent of the other Party except as otherwise expressly permitted in this Agreement.

15.6Assignment.  Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign, sublicense or transfer this Agreement and all of its rights and obligations hereunder, in their entirety, to any of its Affiliates or to a successor in connection with the sale or other transfer of all or substantially all of its assets to which this Agreement relates or in the event of its merger, consolidation, Change of Control (other than as set forth in clause (b) of its definition) or other similar transaction.  Notwithstanding the foregoing, any assignment of the rights or obligations under this Agreement by Apellis (i) to an Affiliate shall require Apellis to guarantee the performance of such Affiliate’s financial and performance obligations hereunder (ii) or in connection with a sale of assets, merger, consolidation, or Change of Control (other than other than as set forth in clause (b) of its definition) of Apellis shall require the ultimate Affiliate controlling the other party in such transaction to guarantee Apellis’ financial and performance obligations hereunder and Apellis shall remain liable for such financial and performance obligations notwithstanding such sale of assets, merger, consolidation, or Change in Control.  Furthermore, notwithstanding any of the foregoing, SFJ may assign its right to receive Approval Payments to (a) the limited partners in SFJ, provided that such limited partners agree that a majority in interest shall be entitled to take all actions and make any consents on behalf of SFJ hereunder and provided that such limited partners notify Apellis of a single account to which Apellis can make all payments that may become due hereunder and assume sole responsibility for distributing all such payments, or to a liquidating trust or similar entity that is established to receive and distribute Approval Payments for the benefit of the limited partners in SFJ, that is required to carry out such responsibilities as a single entity, and provided that such limited partners or liquidating trust takes such rights to receive and distribute Approval Payments subject to all of Apellis’ rights and defenses hereunder (and in any case under this clause (a), Apellis shall have the unconditional right to follow any instruction it receives or rely on any actions, consents and communications received from or taken by such limited partners or liquidating trust or similar entity without any duty to verify or otherwise determine the validity thereof) or (b) an other Third Party to which SFJ assigns this Agreement in its entirety as set forth above, provided that, following any assignment of this Agreement by SFJ to a Third Party pursuant to the foregoing clause (b) the JSC shall terminate, such assignee shall not have any further rights under Article 5 and such assignee shall not have any further rights to approve or consent (and Apellis shall not have any further obligation to seek SFJ’s approval or consent) as to any matter relating to Apellis’ development and Commercialization of the Product. This Agreement is binding upon and will inure to the benefit of each of the Parties, its successors and permitted assigns.

15.7Further Assurances.  The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.

15.8Fees and Expenses.  Each party to this Agreement will bear its own costs and expenses, including attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby.

15.9Governing Law.  The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the internal laws of the State of Delaware, USA, and, to the extent applicable to Patents and Trademarks, the applicable federal laws of the USA, in each instance without regard to conflict of laws principles.

15.10Dispute Resolution. The Parties recognize that disputes as to certain matters relating to this Agreement may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation.  Accordingly, the Parties agree that any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Section 15.10 to any such dispute, controversy or claim) (each a “Dispute”) will be resolved by the Parties as follows:

15.10.1 Either Party shall have the right to refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [**].  Any final decision mutually agreed to by the Executive Officers in writing shall be conclusive and binding on the Parties.  With respect to any other unresolved Dispute, then such Dispute shall be submitted to the American Arbitration Association (“AAA”) for final and binding arbitration pursuant to the arbitration clause set forth in Section 15.10.2.  Notwithstanding the foregoing, no matters relating to breach or alleged breach of the ownership of intellectual property or rights in intellectual property or the validity or enforceability thereof shall be subject to resolution by the AAA, but rather shall be determined by a U.S. federal court of appropriate jurisdiction.  Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to seek preliminary injunctive relief in any court of competent jurisdiction immediately if necessary to prevent irreparable harm to that Party.

15.10.2Arbitration Process.

15.10.2.1The Parties shall attempt to resolve any and all disputes, claims or controversies arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.  If such disputes, claims or controversies are not resolved through such negotiation as set forth in Section 15.10.1, then they shall be submitted for final and binding arbitration pursuant to the arbitration clause set forth below.  Either Party may initiate arbitration with respect to the matters submitted to negotiation by filing a written demand for arbitration at any time following the initial negotiation session. Notwithstanding the foregoing, any dispute between the Parties as to whether entering into a

Licensing Transaction would have a Material Impact shall be resolved as set forth in Section 7.5.5.

15.10.2.2To the extent not resolved by mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Delaware, in the language in which the contract was written.  The arbitration shall be administered by the AAA pursuant to its arbitration rules and procedures.  References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the AAA include any successor thereto.  The arbitration shall be before three (3) arbitrators. The two (2) Party appointed arbitrators will select the third, who will serve as the panel’s chair or president.  All three (3) arbitrators shall be professionals with substantial experience in development and Commercialization of biopharmaceutical products.  This arbitration provision, and the arbitration itself, shall be governed by the laws of the state of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

15.10.2.3Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense.  At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate.  Depositions shall be limited to a maximum of [**] per Party and shall be held within [**] after the grant of a request.  Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown.  Each deposition shall be limited to a maximum of [**] duration.  All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.  The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration.  Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.  All discovery shall be completed within [**] following the appointment of the arbitrators.  All costs and/or fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

15.10.2.4The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute.  Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits.  The arbitrators shall have no power or authority, under the AAA arbitration rules and procedures or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement.  The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties.  Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.  The cost of the arbitration, including the fees of the arbitrators, shall be borne by the Party the arbitrator determines has not prevailed in the arbitration.

15.10.2.5If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of [**] dollars USD ($[**]), then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1 16.  In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of [**] dollars USD ($[**]), such award may be appealed to a tribunal of appellate arbitrators via the AAA arbitration rules and procedures.

15.10.2.6Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

15.11Limitation of Liability.  TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, “CONSEQUENTIAL DAMAGES” WILL BE DEEMED TO INCLUDE, AND NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OF SUCH OTHER PARTY’S AFFILIATES, REPRESENTATIVES OR STOCKHOLDERS FOR ANY DAMAGES BASED ON OR MEASURED BY LOSS OF PROJECTED OR SPECULATIVE FUTURE SALES OF THE PRODUCT, ANY PAYMENT DUE UPON ANY UNACHIEVED EVENT UNDER ARTICLE 8, OR ANY OTHER UNEARNED, SPECULATIVE OR OTHERWISE CONTINGENT PAYMENTS PROVIDED FOR IN THIS AGREEMENT.  FOR THE AVOIDANCE OF DOUBT, THIS SECTION 15.13 IS NOT MEANT TO LIMIT APELLIS’ OBLIGATION TO PAY SFJ THE AMOUNTS SET FORTH IN ARTICLE 6 OR SECTION 14.3.

15.12Cumulative Remedies.  Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.

15.13Relationship of the Parties.

15.13.1 Independent Contractors.  Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties.  Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party.  Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of the other Party.  Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

15.13.2 Direction.  Neither Party will be subject to the supervisory direction of the other Party in regard to the conduct of the Trial.

15.14No Third Party Beneficiaries.  This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.

15.15Rights Reserved.  No license or any other right is granted to either Party, by implication or otherwise, except as specifically set forth in this Agreement.  All rights not exclusively granted to SFJ are reserved to Apellis and its Affiliates.  Notwithstanding any other provision of this Agreement to the contrary, and for clarity, no Intellectual Property or other proprietary rights Controlled by Apellis or its Affiliates will be assigned or licensed to SFJ in connection with this Agreement.

15.16Nonsolicitation.  During the Term and for a period of [**] thereafter, neither Party shall solicit an employee of the other Party who is or has been involved in the performance or oversight of any of the development activities hereunder to terminate his or her employment and accept employment or work as a consultant with the soliciting Party.  Notwithstanding the foregoing, nothing herein shall restrict or preclude the Parties’ right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website.

15.17Amendments; No Waiver.  Unless otherwise specified herein, no amendment, supplement, or modification of this Agreement will be binding on either Party unless it is in writing and signed by both Parties.  No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof.  All waivers must be in writing and signed by the Party against whom the waiver is to be effective.  Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

15.18Severability.  If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law.  The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.

15.19Entire Agreement.  This Agreement, including all Exhibits hereto, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.

15.20Counterparts.  This Agreement will be executed in two (2) counterparts, one (1) for either Party, which, taken together, will constitute one and the same agreement.  This Agreement will not be binding on the Parties or otherwise effective unless and until executed by both Parties.

15.21Construction.  This Agreement has been negotiated by the Parties and their respective counsel.  This Agreement will not be construed in favor of or against either Party by reason of the authorship of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

APELLIS PHARMACEUTICALS, INC.
By:	/s/ Cedric Francois
Name: Cedric Francois
Title: CEO

Date:	February 28, 2019

Signature Page to the Development Funding Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

SFJ PHARMACEUTICALS XI, L.P.

By:	SFJ Pharmaceuticals General Partner XI, L.P.,
a Delaware limited partnership
Its:	General Partner

By:	SFJ Pharmaceuticals GP Corp. XI,
a Delaware corporation
Its:	General Partner

By:	/s/ Robert DeBenedetto
Name: Robert DeBenedetto
Title: President and Chief Executive Officer

Date:	February 28, 2019

Signature Page to the Development Funding Agreement

EXHIBIT AND SCHEDULE LIST

Exhibit A	The Product
Exhibit B	Current CROs
Exhibit C	Current Vendors
Exhibit D	Development Program
Exhibit E	Executive Officers
Exhibit F	Anti-Bribery and Anti-Corruption Practices
Exhibit G	Additional JSC Meeting Discussion Matters

Exhibit H	Pre-Approved Financial Partners

Exhibit I	Form of Warrant

Exhibit J	Financial Statements and Reports

Exhibit K	Protocol Specifications

Exhibit L	Manufacturer

Exhibit M	Funding Date Milestones

Exhibit N	Pegasus Trial

Exhibit O	Prince Trial